Exhibit 10.4

SHARE PURCHASE AGREEMENT

between

EIRCOM LIMITED

and

EIRCOM GROUP PLC

and

WESTERN WIRELESS INTERNATIONAL HOLDING CORPORATION

and

WESTERN WIRELESS CORPORATION

Dated as of July 25, 2005

Page i

Page ii

Page iii

SHARE PURCHASE AGREEMENT

Share Purchase Agreement, dated as of July 25, 2005, between eircom Limited, an Irish company (“Purchaser”), eircom Group plc, an English company (“Purchaser Guarantor”), Western Wireless International Holding Corporation, a Delaware corporation (“Seller”) and Western Wireless Corporation, a Washington corporation (“Seller Guarantor”).

WHEREAS, Seller owns all of the issued and outstanding equity securities of Western Wireless International Ireland Corporation, a Delaware corporation (as converted following the consummation of the Company Conversion (as defined below)) (the “Company”), and the Seller Guarantor is the ultimate parent company of Seller and Purchaser Guarantor is the ultimate parent company of Purchaser;

WHEREAS, prior to the Closing Date, Seller will effect the Company Conversion as a result of which the Company will be converted into a Delaware limited liability company that will be treated as disregarded from Seller for U.S. federal tax purposes;

WHEREAS, Purchaser (itself or through another member of the Group) desires to purchase from Seller, and Seller desires to sell to Purchaser (or another member of the Group), all of the issued and outstanding equity securities of the Company in exchange for the consideration set forth herein, and upon the terms and conditions set forth in this Agreement; and

WHEREAS, Seller Guarantor has agreed to guarantee certain obligations of Seller under this Agreement and the Purchaser Guarantor has agreed to guarantee the obligations of Purchaser under this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

ARTICLE 1

DEFINITIONS

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified at the relevant time. The term “control” as used in the preceding sentence shall mean, with respect to any Person, (i) the right to exercise or cause the exercise of, directly or indirectly, 50% or more of the voting rights attributable to the shares or other equity interests of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Agreement” means this Share Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“ALLTEL” means ALLTEL Corporation, a Delaware corporation.

“ALLTEL Merger” has the meaning set forth in Section 5.10(b).

“Assets” means all material tangible or intangible assets owned or used by any Company Subsidiary in the conduct of the Business, together with all accounts receivable (the “Selected Book Debts”) due to any Company Subsidiary which are included, net of any reserves, in the Company Financial Statements.

“Assignment Agreement” has the meaning set forth in Section 2.3.

“Budget” has the meaning set forth in Section 3.9(d).

“Business” means the business of the provision of mobile telecommunications services in Ireland as carried out by the Company and the Company Subsidiaries at Closing.

“Business Day” means any day except a Saturday, a Sunday or a legal holiday in New York, NY or Ireland.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Deliverables” means the items referred to in Exhibit C.

“Communications Applications” has the meaning set forth in Section 5.4(b).

“Company” has the meaning set forth in the first recital of this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.14(a).

“Company Consents” has the meaning set forth in Section 3.4.

“Company Conversion” has the meaning set forth in Section 5.8(a).

“Company Financial Statements” has the meaning set forth in Section 3.9(a).

“Company Indebtedness” means all Indebtedness of the Company and/or the Company Subsidiaries excluding any Intercompany Indebtedness, the Licence Intercompany Indebtedness (if any) and any amounts owing to trade creditors in the normal course of business.

“Company Licenses” has the meaning set forth in Section 3.20(b)(i).

“Company Material Contracts” has the meaning set forth in Section 3.13.

“Company Permits” has the meaning set forth in Section 3.19(b).

“Company Shares” has the meaning set forth in Section 3.6(a) and, where applicable, shall also mean the Company Stock.

“Company Stock” has the meaning set forth in Section 3.6(a) and, where applicable, shall also mean the Company Shares.

“Company Subsidiary” has the meaning set forth in Section 3.7(a).

“Competing Business” means any business competitive with the Business.

“ComReg” has the meaning set forth in Section 3.20(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Contract” means any agreement, arrangement, lease, commitment, obligation or understanding, written or oral.

“Core Representations” has the meaning set forth in Section 8.1(p).

“Designated Purchaser” means a wholly-owned direct or indirect Subsidiary of Purchaser or another member of the Group, in either case, nominated by the Purchaser in writing not later than five (5) Business Days prior to the Closing Date;

“Disclosure Schedule” has the meaning set forth in the introductory paragraph of ARTICLE 3.

“Environmental Laws” means any applicable Law concerning (A) the protection of the environment (including air, water, soil, natural resources and human, animal and plant life) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as presently in effect.

“€” and “Euro” means the single currency unit provided for in Council Regulation (EC) No. 974/98 of 8 May, 1998.

“GAAP” means generally accepted accounting principles in Ireland in effect from time to time.

“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” (a) of a corporation would include its certificate of incorporation and bylaws, (b) of a partnership would include its certificate of partnership and partnership agreement, and (c) of a limited liability company would include its certificate of formation and operating or limited liability company agreement.

“Governmental Entity” means (i) any court, tribunal, arbitral body, administrative body or other governmental or quasi-governmental entity or (ii) any securities exchange, futures exchange, contract market, automated quotation service, any other exchange or corporation or similar self-regulatory body or organization, in each case, in any jurisdiction.

“Group” means eircom Group plc and its Subsidiaries from time to time.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or otherwise regulated, under any applicable Environmental Law.

“Indebtedness” of any Person shall mean all obligations of such Person (whether for principal, interest, premiums, prepayment fees, penalties or otherwise) (i) for or in respect of borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for or in respect of the deferred purchase price of property, goods or services, (iv) under or arising from leases which are required to be capitalized in accordance with GAAP or (v) in the nature of guarantees of, or indemnities in respect of, any of the obligations described in clauses (i) through (iv) above, of any other Person.

“Indemnified Party” means a Seller Indemnified Party or a Purchaser Indemnified Party (as applicable).

“Indemnifying Party” has the meaning set forth in Section 8.1(q);

“Intellectual Property Rights” or “IPR” means any and all material patents, copyright, database right, design right, trade marks, domain names, know how, confidential information and any other intellectual property rights, whether registered or unregistered, anywhere in the world.

“Intercompany Indebtedness” means the Euro amount of all outstanding Indebtedness owed or payable from time to time by the Company or any Company Subsidiary to Seller or any Affiliate of Seller (excluding the Company or any Company Subsidiary) and all accrued but unpaid interest thereon as at such date (excluding the Licence Intercompany Indebtedness, if any) (calculated, if applicable, using the spot US dollar/Euro exchange rate as set out in the “Currencies” table in the Financial Times (London edition) newspaper at the close of business on the most recent Business Day prior to the date on which the amount of the Intercompany Indebtedness is to be determined).

“Ireland” means Ireland excluding Northern Ireland and “Irish” will be construed accordingly.

“Irish Competition Authority” means the body established under section 10 of the (Irish) Competition Act 1991 (as amended by the Competition Act 2002).

“knowledge” means (i) with respect to Seller or its Affiliates, the actual knowledge as of the date hereof of any director of the Company or any Company Subsidiary or of any of the persons listed in Exhibit G hereto after having made reasonable enquiries (whether or not such enquiries were undertaken) and (ii) with respect to the Purchaser, the actual knowledge, as at the date hereof, of the directors of the Purchaser having made reasonable enquiries (whether or not such enquiries were undertaken).

“Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, judgment, injunction, arbitration award, agency requirement, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied, enforced, or followed by any Governmental Entity.

“License Consents” has the meaning set forth in Section 5.4(b).

“Licence Intercompany Indebtedness” has the meaning set forth in Exhibit D.

“Lien” means any liens, claims, mortgages, encumbrances, pledges, security interests, equities, options, rights of pre-emption or charges or other restrictions of any kind.

“Losses” has the meaning set forth in Section 8.1(c).

“MBO Vehicle” means a Person without an existing business.

“Material Adverse Effect” means, with respect to the Company or Purchaser, as the case may be, such state of facts, event, change, effect or development that has or is reasonably expected to have a material adverse effect on the assets, liabilities, results, business operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or of Purchaser and its Subsidiaries, taken as a whole, as the case may be, but shall not include facts, events, changes, effects or developments (i) (A) generally affecting the wireless voice and data industry in Ireland or the European Union, including regulatory and political developments, (B) generally affecting the economy or financial markets in Ireland or the European Union, or (C) in national or international political or social conditions including the occurrence of any military or terrorist attack upon or within Ireland or the European Union, or (ii) resulting from the announcement or the existence of this Agreement and the Transactions.

“Merger Authority Consents” has the meaning set forth in Section 5.4(b).

“Meteor I” means Meteor Mobile Communications Limited, an Irish limited liability company.

“Meteor II” means Meteor II Limited, an Irish limited liability company.

“Meteor Holdings” means Meteor Mobile Holdings Limited, an Irish limited liability company.

“Microwave License” has the meaning set forth in Section 3.20(b)(i).

“National Company Licenses” has the meaning set forth in Section 3.20(a)(i).

“Order” means any order, writ, injunction, decree, judgment, award, determination or written direction of any arbitrator or Governmental Entity.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Permitted Liens” means (1) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established, (2) Liens imposed by Law and incurred in the ordinary course of business for obligations not past due, (3) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’ or similar Liens arising in the ordinary course of business with respect to obligations that are not delinquent or that are being contested in good faith by appropriate proceedings, (4) covenants, zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use of such real property, leases or leasehold estates, (5) Liens or other conditions or encumbrances placed on any Company License (or placed on the Company or any Company Subsidiary relating to such Company License or the business of the Company or any Company Subsidiary) by any Governmental Entity or under any applicable Law, (6) any Liens which do not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company or any Company Subsidiary, (7) Liens securing the performance of bids, tenders, leases, Contracts, statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred in the ordinary course of business, and (8) extensions, renewals and replacements of Liens referred to in the foregoing clauses (1) through (7).

“Person” means any individual or entity, including any corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Entity of any nature whatsoever (and wherever formed or established).

“Pre-Closing Period” has the meaning set forth in Section 5.13(c)(i).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble (provided however that if Purchaser nominates the Designated Purchaser to purchase the Company Shares in accordance with Section 2.1 then “Purchaser” shall mean the Designated Purchaser as and from the date of such nomination).

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.1(c).

“Purchaser Guarantor” has the meaning set forth in the preamble.

“Purchaser Shareholder Approval” means the votes of the holders of a majority of the ordinary shares of Purchaser Guarantor voting at an extraordinary general meeting to approve the Transactions for the purposes of the Listing Rules of the UK Listing Authority and the Irish Stock Exchange and to authorize the directors of Purchaser Guarantor to allot the new ordinary shares to be issued pursuant to the Rights Issue for the purposes of section 80 of the (UK) Companies Act 1985.

“Purchaser Press Release” has the meaning set forth in Section 5.5.

“Representatives” has the meaning set forth in Section 5.2.

“Restricted Area” means Ireland.

“Restricted Person” has the meaning set forth in Section 5.10(b).

“Rights Issue” means the proposed rights issue by Purchaser Guarantor, fully underwritten by Morgan Stanley Securities Limited and Goodbody Stockbrokers, in connection with the acquisition by the Purchaser of the Company Shares hereunder as described in the Press Release.

“SAR Plan” means Meteor Mobile Holdings Limited Phantom Share Appreciation Plan, adopted June 7, 2001.

“Security Documents” means the security documents referred to in Section 3.5 of the Disclosure Schedule.

“Selected Book Debts” has the meaning set forth in the definition of “Assets”.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 8.1(d).

“Seller Guarantor” has the meaning set forth in the preamble.

“Seller Press Release” has the meaning set forth in Section 5.5.

“Subsidiary” means, as to any Person, any other Person whose shares of capital stock or other ownership interests having ordinary voting power (other than shares of capital stock or other ownership interests having such power only by reason of the occurrence of a contingency) to elect a majority of the directors of such Person performing similar functions for such entity, are owned, directly or indirectly, by such first Person.

“Tax Authority” has the meaning set forth in Section 3.22(h).

“Tax Return” has the meaning set forth in Section 3.22(h).

“Taxes” has the meaning set forth in Section 3.22(h).

“Termination Date” has the meaning set forth in Section 5.1.

“Transactions” means the transactions contemplated by this Agreement.

“Underwriting Agreement” has the meaning set forth in Section 4.6(c).

“United States” or “U.S.” means the United States of America.

“WWC” has the meaning set forth in Section 5.10(b).

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale

Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser (or, at the election of Purchaser, the Designated Purchaser), and Purchaser agrees to purchase (or to cause the Designated Purchaser to purchase) from Seller, the Company Shares (free and clear of all Liens other than restrictions imposed by applicable Law) for an aggregate consideration of €420,000,000 minus the Intercompany Indebtedness (to be repaid at Closing in accordance with Section 5.8(c)) as at the date of the Closing (the “Purchase Price”).

Section 2.2 Closing

Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Company Shares (the “Closing”) shall take place at the offices of A&L Goodbody, IFSC, North Wall Quay, Dublin 1 at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of the last of the conditions in ARTICLE 6 to be satisfied or waived (other than conditions that by their nature are to be satisfied at Closing), or, if later, promptly (and in any event no later than the third Business Day) following receipt of the proceeds of the Rights Issue by the Purchaser Guarantor, or at such other time and place as the parties may agree (the “Closing Date”).

Section 2.3 Transfer of Shares

Subject to the terms of this Agreement, at the Closing, Seller shall transfer to Purchaser (or, at the election of Purchaser, the Designated Purchaser), and Purchaser shall accept (or shall cause the Designated Purchaser to accept) such transfer of, by executing the assignment agreement attached hereto as Exhibit A (the “Assignment Agreement”), all of the Company Shares, against payment of the Purchase Price therefor by wire transfer of immediately available funds pursuant to Seller’s instructions notified to Purchaser at least three (3) Business Days prior to Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding section of the Disclosure Schedule delivered by Seller to Purchaser immediately prior to the execution of this Agreement (the “Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement as to which the applicability of such item, and the impact of such item on the Company, the Company Subsidiaries and the Business would be apparent to a reasonable person from the face of such disclosure), Seller, and the Seller Guarantor (in respect of Sections 3.1 to 3.5 only), represent and warrant to Purchaser as at the date of this Agreement and as of the Closing Date as follows:

Section 3.1 Organization and Good Standing

Each of Seller, Seller Guarantor, the Company and each Company Subsidiary: (a) is a corporation, company or other entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization; (b) has funds or the availability of funds sufficient to pay its debts as they become due; and (c) is not the subject of any pending or current insolvency, bankruptcy or similar proceedings (or procedures for the protection of its creditors) in any jurisdiction. At all times following the Company Conversion, and as of the Closing Date, the Company shall be a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and shall not have filed any election to be treated as an association taxable as a corporation for U.S. federal tax purposes.

Section 3.2 Power and Authority

Each of Seller, the Company and each Company Subsidiary has all requisite power and authority to own its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of Seller and Seller Guarantor has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and has the requisite power and authority to sell and deliver (or, in the case of the Seller Guarantor, to cause Seller to sell and deliver) the Company Shares to Purchaser.

Section 3.3 Authorization, Execution and Enforceability

The execution, delivery and performance by Seller and Seller Guarantor of this Agreement, and the consummation of the Transactions, including the sale and delivery of the Company Shares, have been duly authorized by all necessary action on the part of Seller and Seller Guarantor. Assuming this Agreement constitutes a legal, valid and binding agreement of Purchaser, this Agreement is a legal, valid and binding obligation of Seller and Seller Guarantor, enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4 Consents

Except as set forth in Section 3.4 of the Disclosure Schedule (the “Company Consents”), no consent of, notice to, or filing with any Governmental Entity or any other Person is required to be made or obtained by Seller, Seller Guarantor, the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the Transactions, or as a condition to the legality, validity or enforceability of this Agreement, or the sale or delivery of the Company Shares hereunder, except for such consents, notices or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or significantly impair or delay the consummation of the Transactions.

Section 3.5 No Conflicts

Except as set forth in Section 3.5 of the Disclosure Schedule, the execution and delivery by Seller or Seller Guarantor of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon, or Indebtedness of, Seller, Seller Guarantor, the Company or any Company Subsidiary or result in the creation of any Lien upon the Company Stock or the Company Shares (other than restrictions imposed by applicable Law) or any Lien (other than restrictions imposed by applicable Law and Permitted Liens of the kind described in clauses (1), (2), (3), (4), (6) and (7) of the definition thereof, and extensions, renewals and replacements of such Permitted Liens) upon any of the properties or assets (including capital stock, equity interests or other securities of any Company Subsidiary) of Seller, the Company or any Company Subsidiary, (ii) conflict with or result in any violation of any provision of any Governing Document of Seller, the Company or any Company Subsidiary or (iii) conflict with or violate in any material respect any Laws applicable to Seller, the Company or any Company Subsidiary or any of their respective properties or assets, other than, in the case of clause (i), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.6 Capitalization

(a) Capital of the Company. As of the date hereof, the issued and outstanding equity securities of the Company consist of 1,000 shares of Common Stock, par value $0.001 per share (the “Company Stock”). As of the date hereof, all of the Company Stock is owned by Seller free and clear of all Liens (other than restrictions imposed by applicable Law), and is duly authorized, validly issued, fully paid and non-assessable. Except for the Company Stock, there are no shares of capital stock, equity interests or other securities of the Company issued, reserved for issuance or outstanding. As of the Closing Date, as a result of the consummation of the Company Conversion, all of the limited liability company membership interests of the Company (the “Company Shares”) will be owned exclusively by Seller, free and clear of all Liens (other than restrictions imposed by applicable Law), and the Company Shares will constitute the duly authorized and validly issued limited liability company membership interests of the Company and Seller will be the sole member of the Company, entitled to all benefits of a member under the Company’s Governing Documents and at Law. Upon consummation of the Transactions hereunder, Purchaser will receive good title to the Company Shares, free and clear of all Liens (other than restrictions imposed by applicable Law), and Purchaser will be the sole member of the Company entitled to all benefits of a member under the Company’s Governing Documents and at Law.

(b) Derivative Securities of the Company. There are no outstanding securities convertible into or exchangeable for any of the capital stock, equity interests or other securities of the Company, or any options, warrants or other rights to subscribe for or to purchase, or any agreements (contingent or otherwise) providing for the issuance of, or any calls, commitments or claims of any character relating to, any capital stock, equity interests or other securities of the Company or any securities convertible into or exchangeable for, any capital stock, equity interests or other securities of the Company, nor is the Company subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its capital stock, equity interests or other securities. The Company has not granted, or entered into any Contract as a result of which it may become obliged to grant, any stock appreciation rights, phantom stock rights or similar rights.

(c) Governing Documents. Seller has made available to Purchaser correct and complete copies of the Governing Documents of the Company and each Company Subsidiary as in effect on the date hereof. Prior to the Closing and subsequent to the consummation of the Company Conversion, Seller shall make available to Purchaser correct and complete copies of the Governing Documents of the Company then in effect.

Section 3.7 Subsidiaries

(a) Company Subsidiaries. Except for Meteor Holdings, Meteor I and Meteor II (each a “Company Subsidiary” and collectively the “Company Subsidiaries”), the Company has no direct or indirect interest in the capital stock, equity interests or other securities of any Person.

(b) Capital of the Company Subsidiaries. The issued share capital of Meteor Holdings consists of 512,902 shares of €1 each. All such issued shares are owned by the Company free and clear of all Liens (other than restrictions imposed by applicable Law) and are duly authorized, validly issued, fully paid and non-assessable. The issued share capital of Meteor I consists of two shares of €1 each and the issued share capital of Meteor II consists of 512,902 shares of €1.27 each. All such issued shares (of Meteor I and Meteor II) are owned by Meteor Holdings free and clear of all Liens (other than restrictions imposed by applicable Law) and are duly authorized, validly issued, fully paid and non-assessable.

(c) Derivative Securities of the Company Subsidiaries. Except as set forth in Section 3.7(c) of the Disclosure Schedule, there are no outstanding securities convertible into or exchangeable for any of the capital stock, equity interests or other securities of any Company Subsidiary, or any options, warrants or other rights to subscribe for or to purchase, or any agreements (contingent or otherwise) providing for the issuance of, or any calls, commitments or claims of any character relating to, any capital stock, equity interests or other securities of any Company Subsidiary or any securities convertible into or exchangeable for, any capital stock, equity interests or other securities of any

Company Subsidiary, nor is any Company Subsidiary subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its capital stock, equity interests or other securities. Except as set forth in Section 3.7(c) of the Disclosure Schedule, no Company Subsidiary has entered into any Contract as a result of which it may become obliged to grant any stock appreciation rights, phantom stock rights or similar rights.

Section 3.8 Documents Filed and Records

All material documents required to be delivered on behalf of (i) the Company to any relevant Governmental Entity and (ii) any Company Subsidiary to the Registrar of Companies in Ireland or other relevant Government Entity, have been properly made and delivered and were when so made and delivered accurate and complete, in the case of clause (ii), in all material respects.

Section 3.9 Financial Statements and Financial Information

(a) Financial Statements. Except as set forth in Section 3.9(a) of the Disclosure Schedule, the consolidated financial statements (including all related notes and schedules) of the Company Subsidiaries set forth in Section 3.9 of the Disclosure Schedule (the “Company Financial Statements”) give a true and fair view in accordance with GAAP of the consolidated financial position (including assets and liabilities), of the Company Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended in conformity with GAAP applied on a consistent basis during the periods involved (subject (i) in the case of Company Financial Statements as of or for a period ending other than December 31 of any year; (A) to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto and (B) that such Company Financial Statements have been prepared only in accordance with United States generally accepted accounting principles and (ii) in the case of Company Financial Statements that are audited, except as may be indicated therein or in the notes). Since January 1, 2005, the Company Subsidiaries have not made any change in the accounting practices or policies applied in the preparation of their financial statements, except as required by GAAP or applicable Law or, with respect to the Company Financial Statements for a period ending on a date other than December 31 of any year, United States generally accepted accounting principles.

(b) Liabilities of the Company. Consolidated financial statements for the Company and the Company Subsidiaries would not differ from the Company Financial Statements if prepared in respect of the same periods and on the same basis, except as regards the accounting treatment of the Company’s acquisition of ownership interests in the Company Subsidiaries and except as regards the capitalization of interest reflected in the Company Financial Statements with respect to loans from Seller Guarantor to Seller (details of how such accounting treatment arises is set forth in Section 3.9(b) of the Disclosure Schedule). The relevant provisions of the representations in Section 3.9(a) would apply in full to such financial statements if prepared.

(c) Indebtedness. Set out in Section 3.9(c) of the Disclosure Schedule is a correct and complete list and summary of the Company’s and each of the Company Subsidiaries’ outstanding Indebtedness (including Intercompany Indebtedness) as at the date hereof.

(d) Capital Expenditures. Except for capital expenditure set forth in the Capital Expenditure Budget of the Company Subsidiaries for the 12-month period ending December 31, 2005 included in Section 3.9(d) of the Disclosure Schedule (the “Budget”) or as permitted by Section 5.1(b)(xvii), neither the Company nor any of the Company Subsidiaries has committed to make any capital expenditures in 2005.

(e) No Affiliation costs. The Company Subsidiaries would not have incurred any additional material costs or expenses that are not reflected in the Company Financial Statements if they were independent and not affiliated with any Person.

(f) Taxes. As at the dates of the applicable Company Financial Statements neither the Company nor any Company Subsidiary had any material liability in respect of Taxes (whether actual or contingent) that was not fully provided for in accordance with GAAP or United States generally accepted accounting principles, as relevant, in the Company Financial Statements.

(g) The unprovided deferred tax asset as of June 30, 2005, if calculated in accordance with GAAP as and at that date, is not less than €20,006,494.

Section 3.10 No Undisclosed Liabilities

(a) Except (i) as reflected or reserved against in the consolidated balance sheets (or the notes thereto) included in the Company Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since January 1, 2005, (iii) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, (iv) for any Taxes referred to in Section 5.16, (v) for liabilities and obligations not included within clauses (i) through (iii) above which, in the aggregate, do not exceed €100,000, and (vi) as set forth in Schedule 3.10 of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto) prepared as at the date hereof.

(b) The Company has no liabilities or obligations of any nature, except for Intercompany Indebtedness owed by it and liabilities and obligations of an immaterial nature in connection with maintaining its corporate existence, and no assets except for all the issued share capital of Meteor Holdings and Indebtedness owed to it by Company Subsidiaries.

Section 3.11 No Material Adverse Effect; No Changes

Other than the Transactions:

(a) from January 1, 2005 through to the date of this Agreement (i) the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course consistent with past practice and (ii) there has not been any (nor have any state of facts, events, changes, effects or developments occurred that are reasonably expected to have any) Material Adverse Effect on the Company; and

(b) from June 30, 2005 through to the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action nor has Seller caused or allowed the Company or any Company Subsidiary to take any action, in either case, that are prohibited by Section 5.1(b) hereof if taken after the date hereof.

Section 3.12 Legal Proceedings

Except as described in the Company Financial Statements or as set forth in Section 3.12 of the Disclosure Schedule:

(a) there is no material investigation or material review pending (or, to the knowledge of Seller, threatened) by any Governmental Entity with respect to the Company or any Company Subsidiary; and

(b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of Seller, threatened) against or affecting the Company or any Company Subsidiary or any of their respective properties at Law or in equity, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which, if determined adversely to the Company or any Company Subsidiary, would reasonably be expected to result in, individually or in the aggregate, either (i) a judgment against any of the Company or any Company Subsidiary in an aggregate amount exceeding €100,000 or (ii) an order, judgment or decree which imposes any material, non-monetary obligation or restriction on the Company or any Company Subsidiary.

Section 3.13 Material Contracts

(a) Section 3.13(a) of the Disclosure Schedule contains complete and correct copies of all Contracts to which either the Company or any of the Company Subsidiaries is a party, which (i) relate to (a) supplies of handsets for resale, (b) material network and/or IT equipment, (c) material sales, distribution or fulfillment agency arrangements, (d) interconnect arrangements, or (e) significant roaming arrangements (and for such purpose “significant” shall mean the top 10 roaming arrangements by volume of minutes) or (f) material content providers (in each case under clauses (i) to (vi), other than purchase orders entered into in the ordinary course), (ii) require the expenditure or entitle receipt by either the Company or any of the Company Subsidiaries of more than €250,000 per year (iii) contains material outstanding obligations of the Company or any Company Subsidiary and cannot be terminated on less than 12 months notice without penalty or further payment, (iv) contain non-competition or exclusive covenants or otherwise materially restricts it in the conduct of the Business or any other business or in any geographic area, (v) contain any guarantee or indemnity given by it, or (vi) that is not otherwise included in clauses (i) through (v) above and is otherwise material or entered into other than in the ordinary course (collectively, the “Company Material Contracts”). Neither the Company nor any of the Company Subsidiaries is in breach of or default in any material respect under the terms of any Company Material Contract. To the knowledge of Seller, no other party to any Company Material Contract is in breach of or default in any material respect under the terms of any Company Material Contract. Each Company Material Contract to which either the Company or any of the Company Subsidiaries is party is a valid and binding obligation of such party and, to the knowledge of Seller, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. All of the roaming Contracts to which the Company Subsidiaries are party are substantially in the same terms (except for pricing) as the roaming Contracts referred to in Section 3.13(i)(e) above.

(b) Details of all amendments made to the Roaming Agreement dated 30 June 2004 between Meteor I and O2 Communications (Ireland) Limited (Reg. No. 234895) agreement in the 12 months prior to the date hereof are set forth in Schedule 3.13(b).

Section 3.14 Employee Benefit Plan

(a) Section 3.14 of the Disclosure Schedule lists all material Company Benefit Plans. “Company Benefit Plans” means all employee benefit plans, compensation arrangements and other benefit arrangements and Contracts, providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by either the Company or any of the Company Subsidiaries for the benefit of employees, officers, directors, consultants, former employees, former officers, former directors or former consultants of either the Company or any of the Company Subsidiaries and all employee agreements (other than employee agreements that are terminable on less than 30 days’ notice without penalty) providing annual compensation, vacation, severance or other benefits to any employee, officer, director, consultant, former employee, former officer, former director or former consultant of either the Company or any of the Company Subsidiaries in excess of €75,000, except to the extent providing benefits imposed or implied by applicable Law.

(b) As of June 30, 2005, all employer and employee contributions to each Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made when due, or, if applicable, accrued in accordance with GAAP, except for such contributions or accruals, the failure of which to make or accrue does not exceed, and would not reasonably be expected to exceed, €100,000 individually or in the aggregate.

(c) (i)	All death in service benefits (other than refunds of contributions) and disability benefits which may be payable under the Company Benefit

Plans are fully insured, all insurance premiums payable have been paid when due, and to the knowledge of the Seller and other than on the basis of the normal exclusions contained in the disclosed Company Benefit Plans there is no reason why any such insurance might be avoided (for the purposes of Section 3.14(c)(i) and (ii), the term “fully insured” means that the insurance is sufficient to cover in all material respects the amount of the death in service benefits payable to or in respect of employees of the Company or any of the Company Subsidiaries under the Company Benefit Plans in the event that they die in service and the amount of the disability benefits payable to or in respect of all employees under the Company Benefit Plans in the event that they become disabled).

(ii) There has been no death in service of any employee or former employee which will result in a claim which is not fully insured and no disability or absence from employment of any employee or former employee which will result or, if it had continued, would have resulted in a claim which is not fully insured.

(iii) No discretion has been exercised under any Company Benefit Plans (A) to provide a material benefit which would not (but for the exercise of that discretion) be required to be provided under the terms of each Company Benefit Plan or (B) which would result in a benefit, that is not (but for the exercise of any discretion) required to be provided under any Company Benefit Plan, forming part of the terms and conditions of employment of any employee, or (C) in a manner which results in the unlawful treatment of any employee under any Company Benefit Plan.

(d) The Meteor Mobile Communications Pension Plan has at all times been registered with all applicable Government Entities, and each Company Benefit Plan has at all times been duly administered in material compliance with the provisions thereof and in material compliance with all applicable Laws.

Section 3.15 Labor Matters

(a) (i)  Section 3.15(a)(i)(A) of the Disclosure Schedule sets forth a list of Contracts with directors (other than directors who will resign on the Closing Date pursuant to Section 6.2(j)) or employees of either the Company or any of the Company Subsidiaries and Section 3.15(a)(i)(B) of the Disclosure Schedule sets forth a list of all Contracts for the supply of services by individual persons, pursuant to which any such director, employee or individual person as the case may be receives total compensation from the Company and all Company Subsidiaries in excess of €75,000 per annum, and which lists set forth the name, date of birth, gender, role, per annum remuneration, (base and aggregate), length of service and the nature of the relationship with the Company or any Company Subsidiary of any such director, employee or individual person.

(ii)	Section 3.15(a)(ii) of the Disclosure Schedule sets forth details of all payments made or agreed to be made under all benefits, bonus and commission plans (A) in connection with the Transactions contemplated herein to directors (other than directors who will resign on the Closing Date pursuant to Section 6.2(j)) and employees of, or individual persons supplying services to, the Company or any Company Subsidiary and whether payable by the Company or any Company Subsidiaries, or by Seller or any of its Affiliates or (B) to any persons listed in Schedules 3.15(a)(i)(A) or 3.15(a)(i)(B) of the Disclosure Schedule.

(b) Arrears of Remuneration. There are no amounts owing to any present or former director or employee of, or person supplying services to, either the Company or any of the Company Subsidiaries, whether for salary, fees or as a result of the Determination of the (Irish) Labour Court dated 27 October 2004, other than the greater of (x) €20,000 or (y) remuneration accrued for not more than one month or for reimbursement of business expenses.

(c) Except for the events leading to the Determination of the (Irish) Labour Court referred to in Section 3.15(b), during the period from January 1, 2003 through the date hereof, there has been no strike, work stoppage, slowdown or similar labor dispute or grievance involving either the Company or any of the Company Subsidiaries or their employees, or, to Seller’s knowledge, any effort to organize either the Company’s or any of the Company Subsidiaries’ employees or any threat of any of the foregoing. Except to the extent imposed or implied by applicable Law, neither the Company nor any of the Company Subsidiaries is party to any collective bargaining agreement.

(d) To Seller’s knowledge, as at the date hereof no director or employee or individual person listed in Schedule 3.15(a)(i)(A) or Schedule 3.15(a)(ii)(B) has given notice of, or indicated his intention, to resign his employment with the Company.

Section 3.16 Assets

(a) Each Company Subsidiary owns, leases, licenses or otherwise possesses legally enforceable rights to use all of its Assets free of all Liens (except for Permitted Liens and, with respect to Selected Book Debts, claims of subscribers in the ordinary course of business);

(b) there are no pending, or, to the knowledge of the Seller, threatened, claims by any Person challenging the ownership, possession or the use by any Company Subsidiary of any of its Assets except with respect to Selected Book Debts, claims of subscribers in the ordinary course of business; and

(c) all of the Company Subsidiary’s Assets, other than the Selected Book Debts, have been adequately maintained.

Section 3.17 Intellectual Property

(i) Each Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all material items of Intellectual Property used in the conduct of its businesses as currently conducted, and (ii) there are no pending or, to the knowledge of Seller, threatened claims by any Person challenging the use by any Company Subsidiary of any Intellectual Property materially necessary for the conduct of its businesses as currently conducted.

Section 3.18 Properties

The information set out in Section 3.18 of the Disclosure Schedule is a complete list of all material licenses or material leases that the Company or any Company Subsidiary holds with respect to each of the real properties listed in Section 3.18 of the Disclosure Schedule, and the Company or any Company Subsidiary has all necessary material rights of access and services to such properties for the conduct in all material respects by the Company Subsidiaries of the Business as presently conducted. Substantially all the site licences to which the Company Subsidiaries are party are substantially in the same terms (except for pricing) as the sample site licences delivered to Purchaser in connection with Section 3.18 of the Disclosure Schedule.

Section 3.19 Compliance with Laws

(a) Each of the Company and the Company Subsidiaries is, and has been since January 1, 2005, in compliance in all material respects with, and is not, and has not been since January 1, 2005, in material default under or in material violation of any Law applicable to the Business, the Company and the Company Subsidiaries or any of their respective properties or assets. Notwithstanding anything contained in this Section 3.19(a), no representation or warranty shall be deemed to be made in this Section 3.19(a) in respect of the matters that are the subject of the representations and warranties made in Section 3.1, Section 3.5(iii), Section 3.8, Section 3.12, Section 3.14, Section 3.15, Section 3.20, Section 3.21 and Section 3.22 of this Agreement.

(b) Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of the Company Subsidiaries to own, lease and operate its properties and assets or to carry on their businesses as they are now being conducted in all material respects (the “Company Permits”). All Company Permits are in full force and effect in all material respects. Notwithstanding anything contained in this Section 3.19(b), no representation or warranty shall be deemed to be made in this Section 3.19(b) in respect of the matters that are the subject of the representations and warranties made in Section 3.1, Section 3.5(iii), Section 3.8, Section 3.12, Section 3.14, Section 3.15, Section 3.20, Section 3.21 and Section 3.22 of this Agreement.

Section 3.20 Communications Regulatory Laws

(a) General Authorization Matters

(i) Section 3.20(a)(i) of the Disclosure Schedule lists all the licenses and authorizations issued by the Commission for Communications Regulation in Ireland (“ComReg”) to either the Company or any of the Company Subsidiaries for the provision of wireless mobile telecommunication services in Ireland (the

“National Company Licenses”). The National Company Licenses, together with Microwave Licenses constitute all authorizations necessary from ComReg for the Business and the business operations of the Company and the Company Subsidiaries as they are currently being conducted in Ireland, except with respect to Microwave Licenses, which the failure to so hold would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company or the Company Subsidiaries taken as a whole.

(ii) (A) Each National Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified. (B) No National Company License is subject to any pending regulatory proceeding (other than those affecting the wireless industry generally) or judicial review before a Governmental Entity.

(iii) The licensee of each National Company License is in compliance in all material respects with the terms thereof and all applicable Laws that are referred to in the applicable National Company License and has fulfilled and performed in all material respects all of its obligations with respect thereto, including all reports, notifications and applications required by any Governmental Entity and the payment of all regulatory fees.

(b) Spectrum License Matters

(i) Section 3.20(b)(i)) of the Disclosure Schedule lists all the licenses and authorizations issued by ComReg to either the Company or any of the Company Subsidiaries for microwave links (the “Microwave Licenses” and, collectively with the National Company Licenses, the “Company Licenses”).

(ii) (A) Each Microwave License is valid and in full force and effect in all material respects and has not been suspended, revoked, cancelled or adversely materially modified. (B) No Microwave License is subject to any material pending regulatory proceeding (other than those affecting the wireless industry generally) or judicial review before a Governmental Entity except to the extent that the failure to be such would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries taken as a whole.

(iii) The licensee of each Microwave License is in compliance in all material respects with the terms thereof and all applicable Laws that apply to each applicable Company License and has fulfilled and performed in all material respects all of its obligations with respect thereto, including all reports, notifications and applications required by any Governmental Entity and the payment of all regulatory fees except to the extent that the failure to be such would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries taken as a whole. Substantially all the Microwave Licenses are substantially in the same terms (except pricing) as the Microwave Licenses delivered to Purchaser in connection with Section 3.20(b)(i) of the Disclosure Schedule.

Section 3.21 Environmental Laws and Regulations

(a) The Company and the Company Subsidiaries are in material compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all Company Permits that are required under Environmental Laws, and material compliance with the terms and conditions thereof.

(b) Neither the Company nor any of the Company Subsidiaries has received written notice of, or, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person (other than those of general applicability not specifically related to either the Company or any of the Company Subsidiaries) asserting a material obligation to conduct material investigations or clean-up activities under any Environmental Law or alleging material liability under or material non-compliance with any Environmental Law.

Section 3.22 Taxes

(a) Each of the Company and each Company Subsidiary has, in all material respects, (i) duly and timely filed (or there has been filed on its behalf) all material Tax Returns (as defined below) required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined below), and (ii) paid all Taxes shown as due on such Tax Returns.

(b) As of the date hereof each of the Company and each Company Subsidiary has timely and properly withheld and paid all material Taxes required to have been withheld and paid in connection with any sales or purchases and any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, including, but not limited to, amounts required to be withheld under Irish taxation legislation or under Sections 1441 and 1442 of the Code, or any similar provision under applicable law.

(c) As of the date hereof there are no material Liens for Taxes upon any property or assets of the Company or any Company Subsidiary except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the Company Financial Statements.

(d) As of the date hereof there is no material audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes. As of the date hereof, none of the Company or any Company Subsidiary has received (i) notice in writing of any claim made by a Tax Authority in a jurisdiction where the Company or any Company Subsidiary, as applicable, does not file a Tax Return, that the Company or any Company Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to the Company or such Company Subsidiary or (ii) written request for information related to Tax matters from any Tax Authority. As at the date hereof, no Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Company Subsidiary.

(e) As of the date hereof there are no outstanding written requests, agreements, consents or waivers to materially extend the statutory period of limitations applicable to the assessment of any income Taxes or income Tax deficiencies against the Company or any Company Subsidiary, and, as of the date hereof, no power of attorney granted by either the Company or any Company Subsidiary with respect to any material Taxes is currently in force.

(f) As of the date hereof there are no outstanding closing agreements, advance pricing agreements, rulings or requests for rulings or similar filings with any Tax Authority addressed to the Company or any Company Subsidiary that are, or if issued would be, binding on such Company.

(g) Neither the Company, following the Company Conversion, nor any Company Subsidiary is or will be a party to any agreement providing for or have any material liability (current or historic) arising as a result of or in connection with the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Company and any Company Subsidiary, and neither the Company, following the Company Conversion, nor any Company Subsidiary (i) has been a member of an affiliated group (or similar United States state or local filing group or non-United States filing group) filing a consolidated, combined or unitary income Tax Return (other than a group the common parent of which is the Company) or (ii) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than the Company or any Company Subsidiary) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of United States state or local Tax law or non-United States Tax law), as a transferee or successor, by contract or otherwise.

(h) For purposes of this Agreement: (i) “Taxes” means any and all United States or non-United States, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; (ii) “Tax Authority” means the United States Internal Revenue Service and any other United States or non-United States Governmental Entity responsible for the administration or collection of any Taxes; and (iii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 3.23 Insurances

Section 3.23 of the Disclosure Schedule lists each current insurance and indemnity policy in respect of which the Company or any Company Subsidiary has an interest (“Policies”), together with a list of all material claims outstanding under each of the Policies. As of the date hereof, to Seller’s knowledge, no facts or circumstances exist that could likely give rise to any material claim. Each of the Policies is in full force and effect. All premiums which are due under the Policies have been paid. The assets of the Company Subsidiaries are insured against risks normally insured against by a Person operating the types of business operated by the Company Subsidiaries.

Section 3.24 Brokers

Except for the engagement of Deutsche Bank Securities Inc., whose fees will be paid by Seller, none of Seller, the Company nor any of the Company Subsidiaries has incurred any liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or similar payments in connection with the Transactions.

Section 3.25 No Other Representations

Notwithstanding anything contained in this Agreement to the contrary, none of Seller, the Company, any Company Subsidiary or any of their respective Affiliates or Representatives is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in this ARTICLE 3, including as to projections, forecasts or forward-looking statements provided to Purchaser or the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by Seller, their Affiliates or their Representatives to Purchaser, any of their Affiliates or their representatives or any information that is not included in this Agreement or the Schedules hereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and the Purchaser Guarantor hereby represent and warrant to Seller as follows:

Section 4.1 Organization and Good Standing

Each of Purchaser and the Purchaser Guarantor is a corporation, company or other entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization.

Section 4.2 Power and Authority

Each of Purchaser and the Purchaser Guarantor has all requisite power and authority to execute, deliver and perform their obligations under this Agreement.

Section 4.3 Authorization, Execution and Enforceability

Subject to obtaining the Purchaser Shareholder Approval, the execution, delivery and performance by Purchaser and the Purchaser Guarantor of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and the Purchaser Guarantor. Assuming this Agreement constitutes a valid and binding agreement of Seller, this Agreement is a legal, valid and binding obligation of Purchaser and the Purchaser Guarantor, enforceable against Purchaser and the Purchaser Guarantor in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 Consents

Assuming performance by Seller of its obligations under this Agreement and except for the Company Consents, the License Consents, the Merger Authority Consents, admission of the new ordinary shares of the Purchaser pursuant to the Rights Issue referred to in Section 6.2(h) and the shareholder consents referred to in Section 6.2(g), no consent of, notice to, or filing with any Governmental Entity or any other Person is required to be made or obtained by Purchaser or the Purchaser Guarantor in connection with the execution, delivery and performance of this Agreement or the Transactions, or as a condition to the legality, validity or enforceability of this Agreement or the sale or delivery of the Company Shares, except for such consents, notices or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or significantly impair or delay the consummation of the Transactions.

Section 4.5 No Conflicts

Assuming the satisfaction (or waiver) of the conditions precedent relating to the Company Consents, the License Consents, the Merger Authority Consents, admission of the new ordinary shares of the Purchaser pursuant to the Rights Issue referred to in Section 6.2(h) and the shareholder consents referred to in Section 6.2(g), the execution and delivery by Purchaser and the Purchaser Guarantor of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon, or Indebtedness of Purchaser, (ii) conflict with or result in any violation of any provision of any Governing Document of Purchaser or Purchaser Guarantor or (iii) conflict with or violate any Laws applicable to Purchaser or Purchaser Guarantor or any of their properties or assets, other than, in the case of clause (i), any such violation, conflict, default, rights or loss that has not had, and would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect on the Purchaser or Purchaser Guarantor.

Section 4.6 Availability of Funds; Purchaser Shareholder Approval

(a) Purchaser Guarantor represents and warrants to Seller that it (or a member of the Group) will have, upon completion of the Rights Issue and immediately prior to Closing, available cash and/or unused availability under existing borrowing facilities that are (together with the proceeds of the Rights Issue) at Closing sufficient to enable it to pay the Purchase Price and to repay the Intercompany Indebtedness and the Licence Intercompany Indebtedness (if any) in accordance with Section 5.8(c) and Purchaser Guarantor undertakes to advance or invest the proceeds of the Rights Issue in or to Purchaser, including, without limitation, as provided for in Section 5.8(c) unless otherwise agreed between the parties, to the extent necessary to enable Purchaser to comply with such obligations.

(b) Purchaser Guarantor represents and warrants to Seller that the resolutions required to obtain the Purchaser Shareholder Approval are the only resolutions of the holders of securities of Purchaser Guarantor or its Affiliates required to approve the Transactions and the Rights Issue for the purposes of the Listing Rules of the UK Listing Authority and the Irish Stock Exchange or otherwise.

(c) Purchaser Guarantor represents and warrants to Seller that: (i) it has delivered to Seller a true, complete and correct copy of the underwriting agreement (the “Underwriting Agreement”) between, amongst others, Purchaser Guarantor, Morgan Stanley Securities Limited and Goodbody Stockbrokers relating to the Rights Issue (save only that such copy does not disclose certain fees payable pursuant thereto), which agreement is in full force and effect and (ii) assuming performance by Seller of its obligations under this Agreement, and performance by the underwriters of their obligations under the Underwriting Agreement, Purchaser Guarantor does not have actual knowledge, as at the date hereof, of any reason why the Purchaser Shareholder Approval will not be obtained or the Rights Issue not completed.

(d) Purchaser Guarantor represents and warrants to Seller that the Board of Directors of Purchaser Guarantor have considered the prevailing facts and circumstances (including the terms of this Agreement) and concluded that recommending the resolutions for the Purchaser Shareholder Approval is consistent with their fiduciary duties as at the date hereof.

Section 4.7 Qualification of Purchaser

Purchaser is and at the Closing Date will be legally qualified to acquire the Company and the Company Subsidiaries that (i) hold telecommunications licenses, (ii) hold the Company Licenses (and the consummation of the Transactions will not cause Purchaser to be ineligible to hold the Company Licenses) and (iii) have authorization or approval from any Governmental Authority necessary for Purchaser to acquire the Company Licenses.

Section 4.8 No Other Representations

Notwithstanding anything contained in this Agreement to the contrary, neither Purchaser nor any of its Affiliates or Representatives is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Purchaser in this ARTICLE 4, including as to projections, forecasts or forward-looking statements provided to Seller or the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by Purchaser, its Affiliates or its Representatives to Seller, any of its Affiliates or Representatives or any information that is not included in this Agreement or the Schedules hereto.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and the Company Subsidiaries

Except (i) as may be required by Law (including as to which see Exhibit D), (ii) as may be consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or permitted pursuant to this Agreement (including, without limitation, the Company Conversion), or (iv) as set forth in Section 5.1 of the Disclosure Schedule or for any action taken in connection with the matters described in Exhibit D, between the date hereof and the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), Seller covenants and agrees with Purchaser:

(a) to cause the Company and each Company Subsidiary (i) to conduct their businesses in the ordinary course of business and (ii) to use commercially reasonable efforts to (A) preserve substantially intact their business organizations, (B) keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and (C) preserve their present relationships with Persons with whom they have significant business relations; provided, however, that no action by the Company or any Company Subsidiary with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this Section 5.1(a) by Seller unless such action would constitute a breach of such other provision; and

(b) to cause each of the Company and each Company Subsidiary, not to:

(i) authorize, declare, make or pay any dividends on or other distribution with respect to its outstanding equity securities (or securities convertible into, or exchangeable or exercisable for, such equity securities);

(ii) split, combine or reclassify any of its capital stock, equity interests or other securities, or issue or authorize, or propose the issuance of, any capital stock, equity interests or other securities in respect of, in lieu of or in substitution for, its capital stock, equity interests or other securities, or reduce its share capital or redeem or repurchase any of its capital stock, equity interests or other securities;

(iii) except as required pursuant to existing written agreements or employee benefit plans in effect prior to the execution of this Agreement disclosed to the Purchaser on or prior to the date hereof or as otherwise required by Law, or in the ordinary course of business, consistent with past practice, (A) increase the compensation, severance or other benefits payable or to become payable to its directors or officers or employees, or (B) grant any severance or termination pay to, or enter into any severance agreement or settle any employment claim by any employee with, any employee of the Company or any Company Subsidiary;

(iv) authorize, propose or announce an intention to authorize or propose, or enter into any Contract with respect to, any acquisition or disposition of any securities (other than investments of cash in cash equivalents), assets (to the extent forming all or part of an acquisition or disposition of a business) or any mergers, consolidations or business combinations;

(v) adopt any amendments to its Governing Documents;

(vi) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any of its capital stock, equity interests or equity securities or other ownership interests in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such capital stock, equity interest or other securities or ownership interest, or any rights, warrants or options to acquire or with respect to any such capital stock, equity interests or other securities or ownership interest or convertible or exchangeable securities;

(vii) incur, assume, guarantee, or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) interest rate swaps on customary commercial terms, consistent with past practices, and (B) Intercompany Indebtedness;

(viii) except as required in accordance with Section 5.8(c),repay in whole or in part the principal amount of any Intercompany Indebtedness, or any interest accrued thereon;

(ix) sell, lease, license, transfer, exchange, or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including any capital stock, equity interests or other securities of any Company Subsidiary other than in the ordinary course of business consistent with past practice and except (A) for ordinary course sales of mobile telephone equipment to customers of the Company or any Company Subsidiary or services in the ordinary course of business, (B) for sales, leases, licenses, transfers, mortgages or encumbrances of obsolete assets, (C) pursuant to existing Contracts in effect prior to the execution of this Agreement as disclosed to Purchaser on or prior to the date hereof, and (D) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the Transactions;

(x) except as required by Law and disclosed in writing to Purchaser, (A) make or change any material Tax election, (B) adopt or change any Tax accounting method, (C) settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to material Taxes, (D) or file any amended Tax return or (E) change its fiscal year;

(xi) make any payments (including payments to creditors) other than in the ordinary and usual course of business;

(xii) take any measures other than in the ordinary course of business to accelerate collection of receivables or to delay payments to creditors beyond the normal payment terms or beyond the payment terms under any applicable Contract;

(xiii) make gifts or donations to any charitable organizations or third parties which exceed €100,000 in aggregate;

(xiv) (A) enter into any Contract with any Person which is outside the ordinary course of business or other than on arm’s length terms, or (B) enter into any Contract (other than in connection with Intercompany Indebtedness) with, or make any payment to, Seller or any Affiliate of Seller other than in accordance with Section 5.8(b);

(xv) pay or agree to pay any costs, fees, commissions or expenses of any external advisers to Seller or any of its Affiliates relating to the Transactions to any Person (excluding, for the avoidance of doubt, such internal overheads as may have been incurred by the Company or the Company Subsidiaries in connection with the preparation of a data room and related matters concerning the Transactions);

(xvi) enter into, amend or terminate any Contract that would be a Company Material Contract if entered into prior to the date hereof or which cannot be cancelled without penalty or further payment by the Company or any Company Subsidiary and without more than six months’ notice, other than Contracts entered into the ordinary course of business;

(xvii) make or defer any capital expenditures except in accordance with the Budget or in the ordinary course of business; or

(xviii) agree, in writing or otherwise, to take any of the foregoing actions, or make any offer (whether conditioned or not and whether or not in writing) that, upon acceptance, would involve taking any of the foregoing actions or;

(c) to amend the Governing Documents of the Company (and make any filings required to be made with any Governmental Entity in connection therewith) prior to the Closing in such manner as the Purchaser may reasonably request, provided that such amendments do not prejudice the Seller or the Company.

The obligations contained in Section 5.1 are subject to compliance by the parties with applicable Law.

Section 5.2 Access and Investigation

Seller shall cause the Company and each Company Subsidiary to afford to Purchaser and its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period ending on the earlier of the Closing Date or the Termination Date, to the Company’s and each Company Subsidiary’s properties, employees, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable securities laws. Seller shall use all reasonable efforts to cause its Representatives to furnish promptly such additional financial and operating data and other information and assistance as to the Company’s and each Company Subsidiary’s respective businesses and properties as Purchaser or its Representatives may from time to time reasonably request. However, nothing herein shall require the Company or any Company Subsidiary to disclose any information to Purchaser that would cause a violation of any agreement to which the disclosing party is a party prior to the date of this Agreement, would cause a risk of a loss of privilege to the party disclosing such data or information, or would constitute a violation of applicable Laws (including as described in Exhibit D). Purchaser hereby agrees to treat any information disclosed hereunder in accordance with the confidentiality agreement dated as of 18 December 2004, between Seller and Purchaser (the “Confidentiality Agreement”). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable Laws or regulations.

Section 5.3 Notification

Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate with any other occurrences or events, (i) have a Material Adverse Effect on the Company or Purchaser, as applicable, or (ii) cause any condition set forth in ARTICLE 6 to be unsatisfied in any material respect at any time prior to the Closing Date; or (b) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of Seller or Purchaser, as applicable, threatened which questions or challenges the validity of this Agreement. The delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 5.4 Filings; Other Actions

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions, waivers, consents and approvals, including the Company Consents, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b) Subject to the terms and conditions herein provided, applicable Law and to the provision of all necessary information by Seller in accordance with Section 5.13(d)(i) and without limiting the foregoing, Seller shall cause the Company and the Company Subsidiaries to, and Purchaser shall, (i) promptly (but in no event later than twenty (20) days after the date hereof) file applications required to be filed with the Irish Competition Authority to consummate the Transactions (the “Merger Authority Consents”), (ii) promptly (but in no event later than twenty (20) days after the date hereof) file applications (the “Communications Applications”) required or desirable to be filed with ComReg to effect, or in connection with, the transfer of control of the Company Licenses (the “License Consents”) and respond as promptly as practicable to any additional requests for information received from ComReg by any party to a Communications Application, (iii) use all reasonable efforts to cure not later than the Closing Date (or, as the case may be, the Outside Date) any violations or defaults under any ComReg Rules, (iv) use all reasonable efforts to cooperate with each other in (A) determining whether any filings are reasonably required to be made with, or consents, permits, authorizations or approvals are reasonably required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (v) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective the Transactions; and (vi) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company or Purchaser, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions.

(c) Save as provided in Section 6.1(a), Section 6.1(b) and Section 6.2(d), nothing in this Agreement obliges Purchaser or Seller or any of their respective Affiliates (i) to give undertakings to any Government Entity in connection with obtaining any consents required to be obtained in accordance with ARTICLE 6 or (ii) to accept or agree to be bound by any conditions attaching to the obtaining or making of any consents required to be obtained in accordance with ARTICLE 6.

Section 5.5 Public Announcements

Seller and Purchaser will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the Transactions and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange or other Governmental Entity. Seller and Purchaser agree that Purchaser shall issue a press release announcing this Agreement (the “Purchaser Press Release”) in the form attached as Exhibit B as soon as practicable following execution of this Agreement and Seller shall issue a press release announcing this Agreement containing the extract in the form attached as Exhibit F (“Seller Press Release”).

Section 5.6 Control of Operations

Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations (including the Company Subsidiaries).

Section 5.7 Interim Financial Statements

Seller shall cause the Company to provide Purchaser, as and when available, with copies of all monthly and quarterly financial statements and reports that are prepared by the Company or the Company Subsidiaries prior to the Closing.

Section 5.8 The Company Conversion; Company Indebtedness; Third Party Security

(a) Prior to the Closing Date, Seller shall substantially in accordance with the documentation set out in Exhibit E, cause the Company to be converted into a Delaware limited liability company and to change its name as Seller deems appropriate (the “Company Conversion”); provided, however, that Seller shall not, in its capacity as sole owner of the Company, and shall not cause the Company to, and Company shall not, file any election for the Company to be treated as an association taxable as a corporation for U.S. federal tax purposes.

(b) On or prior to the Closing Date, Seller shall in such manner as may be agreed with the Purchaser cause all Company Indebtedness outstanding immediately prior to the Closing to be waived, extinguished or cancelled (without cost or other obligation to the Company or to any Company Subsidiary and without recourse to their funds).

(c) On the Closing Date, Purchaser shall provide the requisite funds to Meteor I and cause (i) the Intercompany Indebtedness outstanding immediately prior to the Closing and (ii) if the Company or any of the Company’s Subsidiaries have been awarded the License as provided for in Exhibit D and paid the License Fee prior to the Closing, the Licence Intercompany Indebtedness outstanding immediately prior to the Closing, to be repaid by the Company and/or the Company Subsidiaries (as applicable) (by way of a loan from the Purchaser or a member of the Group to Meteor I and repayment of the Intercompany Indebtedness and/or other intercompany loan(s) to Seller or its Affiliates, unless the parties agree otherwise).

(d) On or prior to the Closing Date, Seller shall cause all of the Security Documentation to be released.

Section 5.9 Non-Solicitation

Prior to the Closing Date, Seller, its Affiliates and any Person acting on behalf of Seller or such Affiliates shall not: (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of the Company Stock or the Company Shares, or the Company or any Company Subsidiary or any properties and assets of the Company or any Company Subsidiary, or any comparable transaction (an “Acquisition Transaction”); or (ii) furnish or cause to be furnished any non-public information concerning the business of the Company or any Company Subsidiary to any Person (other than Purchaser and its Representatives or to ALLTEL for the purpose only of obtaining its consent to the Transactions contemplated hereby), other than as may be required by applicable Law and after prior written notice to Purchaser or in the ordinary course of business. If Seller or the Company receives an inquiry or proposal with respect to any such Acquisition Transaction, Seller shall promptly notify Purchaser thereof.

Section 5.10 Restrictions on Seller

(a) Seller covenants and agrees with Purchaser to procure that neither it nor any Restricted Persons (as defined below) will, directly or indirectly, without the prior written consent of Purchaser:

(i) at any time during the three year period commencing on the Closing Date, carry on or be engaged, employed, concerned or have a direct or indirect interest in any Competing Business within the Restricted Area, either on its own behalf or in conjunction with or on behalf of any other Person and whether as principal or agent, consultant, adviser or otherwise;

(ii) at any time during the 12 month period commencing on the Closing Date, employ, canvass, solicit, approach or entice away from the

Company or any of the Company Subsidiaries any officer or employee or individual referred to in Section 3.15(a)(i)(A) or (B) (who is then an officer or employee or person providing services to the Company or any Company Subsidiary) whether or not that person would commit a breach of his contract of employment or consultancy by reason of leaving service (although any officer or employee or person providing services to the Company or any Company Subsidiary) will be entitled to respond to a public advertisement of employment); or

(iii) at any time during the three year period commencing on the Closing Date, carry on or be engaged, employed, concerned or interested in any business, directly or indirectly, whose principal operations are located in the Restricted Area under the name “Meteor” or any name which includes the word “Meteor” or any name likely to be confused therewith.

(b) As used herein, the term “Restricted Person” shall mean Seller Guarantor and its Subsidiaries; provided, however, that on and after the date on which the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 9, 2005, among ALLTEL Corporation (“ALLTEL”), Seller Guarantor and Wigeon Acquisition LLC, shall have been consummated (the “ALLTEL Merger”), the term Restricted Person shall mean ALLTEL Corporation and its Subsidiaries; provided, however, that (i) neither Seller Guarantor and its Subsidiaries nor, after the closing of the ALLTEL Merger, ALLTEL Corporation and its Subsidiaries shall be prohibited from acquiring any equity interest in any Person that is carrying on, engaged, employed or interested in, or have a licence or pending application or agreement to acquire, any Competing Business within the Restricted Area, either on its own behalf or in conjunction with or on behalf of any other Person and whether as principal or agent, if such Competing Business is not the principal business of such Person, (ii) Seller Guarantor and its Subsidiaries and, after the closing of the ALLTEL Merger, ALLTEL and its Subsidiaries shall not be prohibited by reason of this Section 5.10 from owning, directly or indirectly, up to 5% of any class of securities issued by any Person whose securities are listed on a recognized securities exchange, (iii) if after the closing of the ALLTEL Merger, Seller Guarantor or any Subsidiary of Seller Guarantor or ALLTEL shall be sold, transferred or assigned, by merger or otherwise, to a Person other than an MBO Vehicle (and in the event that the Seller Guarantor or such Subsidiary is sold, transferred or assigned to an MBO Vehicle, the provisos set forth in (i), (ii), (iii) and (iv) of this proviso shall apply to such MBO Vehicle and its Subsidiaries as if references to ALLTEL were a reference to the MBO Vehicle), this Section 5.10 shall be of no further force or effect on any such entity (Seller Guarantor or a Subsidiary of Seller Guarantor or ALLTEL) so sold, transferred or assigned, (iv) if the ALLTEL Merger shall have been closed, this Section 5.10 shall be of no further force or effect in the event of, and simultaneously with (a) consummation of a sale, transfer, or other conveyance to any Person, directly or indirectly, of all or substantially all of the capital stock or assets of ALLTEL, on a consolidated basis, excluding transfers or conveyances to or among ALLTEL’s Subsidiaries, (b) if any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities and Exchange Act, of 1934, as amended, whether or not applicable), is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as amended, whether or not applicable), directly or indirectly, of more than 40% of the aggregate number of votes of all classes of capital stock of ALLTEL which ordinarily have voting power for the election of directors of ALLTEL, or (c) consummation of any merger, consolidation or business combination to which ALLTEL is a party, other than a merger, consolidation or business combination between ALLTEL and an Affiliate of ALLTEL or (v) if the closing of the ALLTEL Merger does not occur for any reason, and (A) Seller Guarantor or any Subsidiary of Seller Guarantor shall be sold, transferred or assigned, by merger or otherwise, to a Person other than an MBO Vehicle (and in the event that the Seller Guarantor or such Subsidiary is sold, transferred or assigned to an MBO Vehicle, the provisos set forth in (i), (ii), (iii) and (iv) of this proviso shall apply to such MBO Vehicle and its Subsidiaries as if references to ALLTEL were a reference to the MBO Vehicle) this Section 5.10 shall be of no further force or effect on the entity (Seller Guarantor or such Subsidiary) so sold, transferred or assigned or (B) this Section 5.10 shall be of no further force or effect in the event of, and simultaneously with (aa) consummation of a sale, transfer, or other conveyance to any Person, directly or indirectly, of all or substantially all of the capital stock or assets of Seller Guarantor, on a consolidated basis, excluding transfers or conveyances to or among Seller Guarantor’s Subsidiaries, (bb) if any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities and Exchange Act, of 1934, as amended, whether or not applicable), is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as amended, whether or not applicable), directly or indirectly, of more than 40% of the aggregate number of votes of all classes of capital stock of Seller Guarantor which ordinarily have voting power for the election of directors of Seller Guarantor, or (c) consummation of any merger, consolidation or business combination to which Seller Guarantor is a party, other than a merger, consolidation or business combination between Seller Guarantor and an Affiliate of Seller Guarantor.

(c) Whilst the restrictions in this Section 5.10 are considered by the parties to be reasonable and indispensable in all the circumstances as at the date of this Agreement, it is acknowledged that restrictions of that nature may be void because of changed circumstances or other unforeseen reasons; therefore, if any restrictions are held to be or are reasonably likely to be held (in the opinion of Purchaser acting reasonably) void by any court or regulatory authority but would be valid if part of the wording were amended or the relevant period or scope reduced, those restrictions will apply with the modifications necessary to make them valid and effective, and those modifications will not affect the validity of any other restrictions in this Agreement.

Section 5.11 No claims against Employees.

Seller hereby covenants and agrees with Purchaser that, except in the case of fraud or willful misconduct, it shall have no rights against and hereby waives and shall not make any claim against any director, officer or employee of the Company or any Company Subsidiary at Closing with respect to any matters on which it may have relied in agreeing to any term of this Agreement or the Disclosure Schedule.

Section 5.12 Resignation of Officers and Directors

On the Closing Date, Seller shall cause to be delivered to Purchaser duly signed resignations in a form reasonably acceptable to Purchaser, effective immediately after the Closing, of all officers and directors of the Company and the Company Subsidiaries who are officers or employees of Seller or any Seller Affiliate, but not employees of the Company or any Company Subsidiary, as applicable, and shall take such other action as is necessary to accomplish the foregoing.

Section 5.13 Post-Closing Covenants and Agreements

(a) Maintenance of Records. For a period of seven years after the Closing Date, Purchaser shall take all reasonable steps to maintain the books and records of the Company and the Company Subsidiaries in existence as of the Closing Date. In the event that prior to the end of such seven-year period, Seller provides Purchaser with a written request to be provided with such books and records after the end of such seven-year period, Purchaser shall take all reasonable steps to refrain from disposing of any such books or records and shall either continue to take all reasonable steps to maintain such books and records or (at such Seller’s expense) provide such books and records to Seller instead of disposing thereof.

(b) Access. On and after the Closing Date, Purchaser shall upon reasonable notice in writing give to Seller and its Representatives such access as Seller may reasonably request during normal business hours to the properties, books, records and employees of the Company and any Company Subsidiary relating to any period ending on or before the Closing Date, for purposes of (i) investigating, preparing the defense or prosecution of, prosecuting or defending any litigation proceeding, or investigation pending, threatened or anticipated by or against Seller, except in an action between the parties hereto; provided that (x) the normal conduct of the business shall not be disrupted thereby and (y) in the event of any litigation or threatened litigation between the parties, the foregoing shall in no event be, or be deemed to be, a waiver by a party of any right to assert the attorney-client privilege or other applicable privilege, or (ii) other proper purposes consistent with matters relating to a divested business, including, without limitation, for matters relating to Company Benefit Plans and the preparation and filing of any Tax return, statement, report or form and any audit, litigation or other proceeding with respect to Taxes. Subject to the foregoing, such access shall include, without limitation, assuring the presence of employees of the Company or any Company Subsidiary as witnesses at depositions, hearings or trials. However, nothing herein shall require the Purchaser, the Company or any Company Subsidiary to grant access to data or information to the Seller to the extent that such disclosure would cause a violation of any Contract to which any of the Company Subsidiaries is party as at the Closing and would cause a risk of a loss of privilege to the party disclosing such data or information, or would constitute a violation of applicable Laws.

(c) Assistance and Cooperation. On and after the Closing Date, each of Seller and Purchaser shall:

(i) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing and which are related to (A) the sale and purchase of the Company Shares pursuant to this Agreement, or (B) any taxable period of the Company or any Company Subsidiary, or portion thereof, occurring on or before the Closing Date (the “Pre-Closing Period”);

(ii) cooperate fully in responding to audits by any Governmental Entity of any Tax Returns of the Company or any Company Subsidiary for any Pre-Closing Period;

(iii) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company or any Company Subsidiary for any Pre-Closing Period; and

(iv) furnish the other with copies of all correspondence received from any Governmental Entity in connection with any Tax audit or information request with respect to any Pre-Closing Period.

(d) Further Assurances

(i) Seller shall prior to the Closing and at the expense of Purchaser, promptly provide such information as may reasonably be requested by the Purchaser or its Affiliates in connection with the Transactions, the associated financing and the requirement to seek shareholder approval of the Transactions, including, without limitation, causing the Company and the Company Subsidiaries to provide such information, supporting documentation and access to relevant personnel (both at the Company Subsidiaries and their advisers) to enable the inclusion of the relevant information (including such as may be required by the Listing Rules of the United Kingdom Listing Authority and the Irish Stock Exchange) in such documentation and to obtain necessary regulatory approvals. The Purchaser acknowledges and agrees that Seller has not, and will not be requested to, authorise or accept responsibility for the contents of the shareholder circular and prospectus to be issued by the Purchaser Guarantor in connection with the Rights Issue and obtaining the Purchaser Shareholder Approval and nor will the circular or prospectus contain any statement that such is the case.

(ii) Following the Closing, Purchaser and Seller shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by any other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transactions.

(e) At the request of Purchaser, Seller shall use reasonable efforts to make available to the Company Subsidiaries the continued services of Larry Stewart, Vicky Holder and Gunner Andersson for up to six months following Closing (at the cost of the Purchaser).

Section 5.14 Confidentiality Agreements

(a) Seller agrees that it shall, at the request of the Purchaser, either (i) assign to the Purchaser a right to enforce the confidentiality agreements entered into by Seller with other Persons in connection with the possible sale of the Company, the Business or any other Transaction involving the sale of the Company and/or any of the Company Subsidiaries and/or the Business; provided however that notwithstanding such assignment Seller shall retain co-existing rights to enforce such confidentiality agreement or (ii) at the request of Purchaser and at Purchaser’s expense, do such actions as may reasonably be required by Purchaser in order to enforce its rights against any such person pursuant to any such confidentiality agreement.

(b) Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business and the Group (as defined therein) provided however that the last complete paragraph on page 3 of the Confidentiality Agreement shall survive such termination. Thereafter, until the third anniversary of the Closing Date, Seller shall, and shall cause its Affiliates and its and their officers, directors, employees, advisors and representatives, to keep confidential all non-public information in its possession regarding the Company, the Company Subsidiaries and Purchaser; provided, that Seller shall not be required to maintain as confidential any information that (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates or representatives, (ii) is or was lawfully obtained by Seller from a third party that, to Seller’s knowledge, has no obligation to maintain the information confidential, (iii) is lawfully obtained by Seller after the Closing Date, (iv) is independently developed by Seller without use of any non-public information or (v) is required to be disclosed pursuant to a Law, a rule or regulation of any Governmental Entity. In the event that Seller become obligated or is requested to disclose any non-public information regarding the Company, the Company Subsidiaries or Purchaser pursuant to a Law, rule or regulation of any Governmental Entity, Seller shall promptly notify Purchaser so that Purchaser may have an opportunity to seek a protective order or other appropriate remedy that will permit Seller to avoid such disclosure. In the event that such protective order or other remedy is not obtained, Seller will disclose only that portion of any such non-public information as Seller is obligated to disclose pursuant to such Law, rule or regulation, and will use its reasonable efforts to obtain assurances that confidential treatment will be accorded to any such non-public information so disclosed.

Section 5.15 Purchaser Approvals

(a) Subject to the approval of the UK Financial Services Authority (acting in its capacity as the competent authority for the purposes of Part VI of the (UK) Financial Services and Markets Act (2000) and the Irish Stock Exchange (which approvals Purchaser Guarantor agrees to use reasonable best efforts to obtain) and to the timely provision of all necessary information by Seller in accordance with Section 5.13(d)(i),

Purchaser Guarantor shall post its shareholder circular (convening an extraordinary general meeting of shareholders to approve the Purchaser Shareholder Approval as soon as reasonably practicable following posting of the circular) as soon as reasonably practicable following the date hereof and in any event not later than 30 Business Days following the date hereof. The Purchaser Guarantor’s directors shall cause the resolutions for the Purchaser Shareholder Approval to be put to a vote of shareholders of the Purchaser Guarantor (whether or not there has been any change in the recommendation by Purchaser Guarantor’s Board) and, if such resolutions are not passed on a show of hands, Purchaser’s Guarantor shall procure that a poll shall be demanded by the Chairman of Purchaser Guarantor. Insofar as is consistent with the fiduciary duties of the Purchaser Guarantor’s directors, the Purchaser Guarantor’s directors shall recommend to shareholders that they vote in favor of such resolutions.

(b) Promptly (and in any event by no later than the Business Day following the date of the Purchaser Shareholder Approval) upon obtaining the Purchaser Shareholder Approval, Purchaser Guarantor shall give all notices, make all filings, and take all other actions which it is capable of taking that are necessary to obtain admission (nil paid) to the Official Lists of the UK Listing Authority and the Irish Stock Exchange and to trading on the London Stock Exchange’s and the Irish Stock Exchange’s market for listed securities of the new ordinary shares in Purchaser to be issued pursuant to the Rights Issue becoming effective.

(c) Purchaser Guarantor agrees not to amend or waive any right it may have under the Underwriting Agreement without the prior written consent of Seller insofar as such right concerns the obligations of the underwriters to underwrite the Rights Issue. At the request of Seller, Purchaser Guarantor agrees to take all steps necessary to enforce the provisions of the Underwriting Agreement insofar as such provisions concern the obligations of the underwriters to underwrite the Rights Issue.

(d) Purchaser Guarantor agrees to use reasonable best efforts to satisfy the conditions to the underwriters’ obligations under the Underwriting Agreement.

Section 5.16 Transfer Taxes

Transfer Taxes. Any liability for transfer taxes, stamp and capital duties, whether Irish, U.S., or otherwise arising out of and due with respect to the Transactions, including those specified in Section 5.8(c), shall be borne by the Purchaser and shall not be a liability of the Seller.

Section 5.17 Retention Plan

Purchaser and Seller agree to pay on a timely basis their respective funding obligations set forth in Section 3.15(a)(ii) of the Disclosure Schedule.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Close

The respective obligations of each party to effect the Closing of the Transactions shall be subject to the fulfillment (or waiver, if capable of waiver, by (i) both parties in respect of the conditions set out in Section 6.1, (ii) Purchaser in the case of the conditions set out in Section 6.2, and (iii) Seller in the case of the conditions set out in Section 6.3) at or prior to the Closing Date of the following conditions:

(a) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or Governmental Entity which prohibits the consummation of the Transactions, or which imposes any condition or restriction, or obliges a person to enter into any covenant or agreement that has or is reasonably likely to have a Material Adverse Effect on the Company or Purchaser and shall continue to be in effect.

(b) All Merger Authority Consents shall have been granted, without the imposition of any condition or restriction, or obligation to enter into any covenant or agreement, that has or is reasonably likely to have a Material Adverse Effect on the Company or the Purchaser and all such Merger Authority Consents shall be in full force and effect.

Section 6.2 Conditions to Obligation of Purchaser to Close

The obligations of Purchaser to effect the Closing of the Transactions, shall be subject to the fulfillment (or waiver by the Purchaser, if capable of waiver) at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Seller contained herein (other than the representations and warranties in Section 3.11(a)) shall have been true and correct when made and as of the Closing Date with the same effect as though made as of the Closing Date except (x) for changes specifically permitted by the terms of this Agreement (including the consummation of the Company Conversion, which will result in the conversion of the Company into a Delaware limited liability company), (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date (other than the Closing Date) will be determined as of such date and (z) where any failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company; and (ii) the representations and warranties of Seller contained in Section 3.11(a) shall have been true and correct when made and as of the Closing Date with the same effect as though made as of the Closing Date, except for changes specifically permitted by the terms of this Agreement (including the consummation of the Company Conversion, which will result in the conversion of the Company into a Delaware limited liability company).

(b) Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Purchaser a certificate of the President of Seller, dated the Closing Date, certifying the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(e) and Section 6.2(f).

(d) All License Consents other than any License Consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Company shall have been granted, without the imposition of any condition or restriction, or obligation to enter into any covenant or agreement, that has or is reasonably likely to have a Material Adverse Effect on the Company or the Purchaser and all such License Consents shall be in full force and effect.

(e) Seller shall have effected the Company Conversion.

(f) The Company Indebtedness outstanding immediately prior to the Closing shall have been waived, extinguished or cancelled without cost or other obligation to the Company or to any Company Subsidiary and without recourse to their funds), and instruments reasonably satisfactory to Purchaser evidencing the foregoing shall have been delivered to Purchaser.

(g) The Purchaser Shareholder Approval shall have been obtained.

(h) Admission (nil paid) to the Official Lists of the UK Listing Authority and the Irish Stock Exchange and to trading on the London Stock Exchange’s and the Irish Stock Exchange’s market for listed securities of the new ordinary shares in Purchaser Guarantor to be issued pursuant to the Rights Issue becoming effective.

(i) Seller shall have duly executed the Assignment Agreement.

(j) Seller shall have delivered or effected the delivery to Purchaser of the Closing Deliverables.

Section 6.3 Conditions to Obligation of Seller to Close

The obligations of Seller to effect the Closing of the Transaction, shall be subject to the fulfillment (or waiver, if capable of waiver) at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Purchaser contained herein shall have been true and correct when made and as of the Closing Date with the same effect as though made as of the Closing Date except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date and (iii) where any failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect on Purchaser.

(b) Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Purchaser shall have delivered to Seller a certificate of director of Purchaser, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

(d) Purchaser shall have paid to Seller the Purchase Price and procured that the Company and the Company Subsidiaries shall have repaid the Intercompany Indebtedness and, if applicable, the Licence Intercompany Indebtedness (in each case) in full and final settlement thereof by wire transfer of immediately available funds pursuant to Seller’s instructions.

Section 6.4 Waiver.

Proceeding with the Closing shall not be deemed a waiver of any rights of a party to this Agreement against the other party to this Agreement for breach(es) of any representation, warranty, covenant or agreement in this Agreement (including without limitation rights to indemnification under Section 8.1) unless (a) such party (i) had actual knowledge of the breach(es) prior to the Closing and that, as a result of such breach(es), Purchaser had the right to terminate this Agreement and (ii) did not so terminate this Agreement, or (b) such party shall have waived such breach(es) in writing (it being agreed that such breach(es) shall be waived solely to the extent set forth in such written waiver).

ARTICLE 7

TERMINATION

Section 7.1 Termination Events

By notice given prior to the Closing, this Agreement may be terminated as follows:

(a) by agreement of Purchaser and Seller;

(b) by either Purchaser or Seller if (i) the Closing Date shall not have occurred on or before October 31, 2005 (as may be extended as provided below, the “Outside Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Transactions on or before such date, except that if, as of October 31, 2005, all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 of this Agreement have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the conditions set forth in Section 6.1(b) and/or Section 6.2(d), then either Purchaser or Seller may extend the Outside Date to January 31, 2006, by providing written notice to the other party on or before October 31, 2005;

(c) by either Purchaser or Seller if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Transactions or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause shall have used all reasonable efforts to remove such injunction, order, decree or ruling;

(d) by Seller, if Purchaser or Purchaser Guarantor shall have breached or failed to perform in all material respects any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by October 31, 2005 (or, in the case of the condition set out in Section 6.1(b) and/or Section 6.2(d), January 31, 2006) provided that Seller shall have given Purchaser not less than five (5) Business Days written notice stating Seller’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination;

(e) by Purchaser, if Seller or Seller Guarantor shall have breached or failed to perform in all material respects any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by October 31, 2005 (or, in the case of the condition set out in Section 6.1(b) and/or Section 6.2(d), January 31, 2006), provided that Purchaser shall have given Seller not less than five (5) Business Days written notice stating Purchaser’s intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f) by Purchaser in accordance with Exhibit D; or

(g) by Seller if the condition precedent in Section 6.2(h) is not satisfied (or waived in accordance with this Agreement) on or before September 30, 2005 and Seller shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to satisfy such condition precedent on or before such date.

Section 7.2 Effect of Termination

Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 7.2 and ARTICLE 8 shall survive the termination of this Agreement; provided, however, that no such termination shall relieve either party of liability for any prior breach of this Agreement.

ARTICLE 8

INDEMNIFICATION; MISCELLANEOUS PROVISIONS

Section 8.1 Survival of Representations and Warranties or Covenants; Limitations on Liability of Seller

(a) Purchaser hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 3, it has not relied on any representations or warranties by Seller or any other Person, whether express or implied, and no claim shall be made against Seller in respect of any representation or warranty made in connection with the transactions contemplated hereby unless such representation or warranty is expressly contained in ARTICLE 3.

(b) Seller hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 4, it has not relied on any representations or warranties by Purchaser or any other Person, whether express or implied, and no claim shall be made against Purchaser in respect of any representation or warranty made in connection with the transactions contemplated hereby unless such representation or warranty is expressly contained in ARTICLE 4.

(c) Seller shall be liable for, and shall indemnify:

(i) each of the Purchaser, its Affiliates (including the Company and each of the Company Subsidiaries after the Closing) and each of their respective officers, directors, employees, agents and representatives (collectively the “Purchaser Indemnified Parties”) and hold each of them harmless from, any loss, liability, claim, damage or expense including reasonable legal fees and expenses, and expenses incurred in connection with the investigation, defense and settlement thereof (collectively, “Losses”), suffered or incurred by any such Purchaser Indemnified Party arising from, relating to or otherwise in respect of:

(A) any breach of any representation or warranty of Seller or Seller Guarantor contained in this Agreement or in any other certificate, instrument or other document delivered pursuant hereto or in connection with the Transactions;

(B) any breach of any covenant of Seller or Seller Guarantor contained in this Agreement; and

(ii) Subject to Section 8.1(c)(ii)(D), Purchaser against, and shall hold Purchaser harmless from:

(A) Any and all Taxes that are imposed by any Tax Authority on the Company or any Company Subsidiary for periods or portions thereof ending on or before June 30, 2005, but excluding, for the avoidance of doubt, all Taxes and liabilities for Taxes arising out of the Transactions provided for in Section 5.8(c) and also any event occurring after Closing giving rise to a change to Taxes under Section 119, and in particular Sections 119(4) and (6), of the Stamp Duties Consolidation Act 1999.

(B) Any and all Taxes or liabilities for Taxes of any person imposed on the Company or any Company Subsidiary as a transferee or successor, whether so imposed by Contract or pursuant to Law, and whether so imposed severally or jointly, which Taxes arise in respect of and as a consequence of an event or transaction occurring on or before the Closing.

(C) Any and all Taxes or liabilities for Taxes imposed on the Company or any Company Subsidiary for the Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any Company Subsidiary, or any of their predecessors, is or was a member on or prior to the Closing (other than the Company or any Company Subsidiary) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of United States state or local Tax law or non-United States Tax law).

(D) Without prejudice to Purchaser’s claim for breach of the representation and warranties provided in Section 3.9(a), (f) and (g), Seller shall be liable for Taxes under ARTICLE 8 only to the extent such Taxes are in excess of the amount, if any, reserved for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Company Financial Statements as of June 30, 2005.

(E) For purposes of Section 8.1(c)(ii), whenever it is necessary to determine the liability for Taxes of the Company or a Company Subsidiary for a portion of a taxable year or period that begins before and ends after June 30, 2005 or the time of Closing, as relevant, the determination of the Taxes of the Company or Company Subsidiary for the portion of the year or period ending on, and the portion of the year or period beginning after, such date or time shall be determined by assuming that the Company or Company Subsidiary had a taxable year or period that ended on such date or at the time of the Closing, as relevant, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis.

(d) Purchaser shall be liable for, and shall indemnify each of the Seller, its Affiliates and each of their respective officers, directors, employees, agents and representatives (the “Seller Indemnified Parties”) and hold each of them harmless from, any Loss, suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in respect of:

(i) any breach of any representation or warranty of Purchaser or Purchaser Guarantor contained in this Agreement or in any other certificate, instrument or other document delivered pursuant hereto or in connection with the Transactions; and

(ii) any breach of any covenant of Purchaser or Purchaser Guarantor contained in this Agreement.

(e) Subject to Section 8.1(p) below, the liability of Seller in respect of the representations and warranties set forth in ARTICLE 3 (other than the representations and warranties set forth in Section 3.22, and Section 3.9(a), (f) and (g) to the extent only that they relate to Tax) shall expire eighteen months after the Closing Date except for any alleged breach of any of such representations and warranties in respect of which notice in writing (specifying in reasonable detail, to the extent then available, the factual basis for the claim, the amount thereof, estimated in good faith, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such claim shall have arisen) shall have been delivered to Seller prior to eighteen months after the Closing Date.

(f) Subject to Section 8.1(p) below, the liability of Seller in respect of the representations and warranties set forth in Section 3.22, and Section 3.9(a), (f) and (g) to the extent only that they relate to Tax, shall expire on the sixth anniversary of the Closing Date except for any claim made by Purchaser thereunder in respect of which notice in writing (specifying in reasonable detail, to the extent then available, the factual basis for the claim, the amount thereof, estimated in good faith, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such claim shall have arisen) shall have been delivered to Seller prior to the sixth anniversary of the Closing Date.

(g) Subject to Section 8.1(p) below, if a notice of claim is timely delivered under Section 8.1(b) or (c) above, but proceedings are not instituted by Purchaser pursuant to Section 8.10 within the later of 12 months of delivery of such notice and the date that is 18 months following the Closing Date, Seller shall cease to be liable for such claim.

(h) Subject to Section 8.1(p) below, Seller shall not be liable for any claims for breach of the representations and warranties in ARTICLE 3 unless the amount of such Losses asserted by Purchaser (i) exceeds €420,000 with respect to each claim (or series of claims arising out of the same or similar subject matter), in which case Seller shall, subject to (ii) below, be liable for the whole amount and not merely the excess, and (ii) exceeds an aggregate amount equal to €4,200,000, in which case Seller shall be liable for the whole amount and not merely the excess. Subject to Section 8.1(p) below, the aggregate liability of Seller in respect of all claims for breach of representations and warranties in ARTICLE 3 shall not exceed the amount that is equal to 40% of the total consideration amount set out in Section 2.1.

(i) The amount of any successful claim against Seller under this Agreement shall be deemed to constitute a reduction in the Purchase Price.

(j) Nothing in this Agreement shall in any way restrict or limit the general obligations under applicable Law of Purchaser, the Company and the Company Subsidiaries to mitigate any loss or damage which it or they may suffer in consequence of any matter giving rise to a claim (or capable of doing so) against Seller hereunder.

(k) Purchaser shall reimburse Seller for any amount paid by Seller pursuant to any claim for a breach of any representation or warranty or covenant in ARTICLE 3, together with any costs paid by Seller, which are subsequently recovered by or paid to Purchaser or any of the Company or of the Company Subsidiaries by any third party (including any insurer) less (i) any costs or expenses of recovery of Purchaser, the Company or any of the Company Subsidiaries in respect of such claim other than Taxes provided for in Section 8.1(m).

(l) If any payment is made by Seller to Purchaser in respect of a claim for breach of any representation or warranty in ARTICLE 3, and any of the Company, the Company Subsidiaries or Purchaser then has or thereafter acquires the right to recover from any third party (including any insurer) any amount in respect of the matter giving rise to such claim, Purchaser shall so notify Seller promptly, and shall, if requested by Seller and subject to Purchaser or the Company or the relevant Company Subsidiary and subject to being indemnified to its reasonable satisfaction, take all reasonably requested steps to enforce such right, and Purchaser shall pay to Seller upon receipt of any such recovery the lesser of (i) any amount so recovered by Purchaser, the Company or the Company Subsidiaries in respect of the matter giving rise to such claim, including any interest thereon; and (ii) the amount paid by Seller in respect of such claim in each case less (a) any costs or expenses of recovery of Purchaser, the Company or any of the Company Subsidiaries in respect of such claim and (b) any Tax suffered by Purchaser, the Company or any of the Company Subsidiaries in respect of such claim.

(m) All sums payable by Seller pursuant to a successful claim for breach of any representation or warranty in ARTICLE 3 shall be paid free and clear of all deductions or withholdings unless such deduction or withholding is required by Law. In the event of there being any such deduction or withholding or in the event that Purchaser or either the Company or any of the Company Subsidiaries incurs any liability to Tax upon the receipt of any payment from Seller hereunder, Seller shall pay such additional amounts as shall be required to ensure that the net amount received and retained by Purchaser (after Tax) will equal the full amount which would have been received and retained by it had not such deduction or withholding been made and/or no such liability to Tax been incurred.

(n) In assessing any damages or other amounts recoverable for a claim in respect of a breach of any representation or warranty in ARTICLE 3 any corresponding Tax or other cash savings by or net cash benefit to the Purchaser or the Company or the Company Subsidiaries resulting from such claim shall be taken into account.

(o) Notwithstanding anything herein to the contrary, and without in any way limiting any party’s right to recover compensatory or any other damages in accordance with Law in respect of any Loss suffered by it, neither party shall be liable to the other party hereunder for any punitive, special, indirect, lost profits, lost revenues or similar damages.

(p) The time, monetary and other limitations and exclusions in this Section 8.1 will not apply to (i) any claim for a Loss arising out of any breach of Section 3.1, Section 3.2, Section 3.3, Section 3.6, Section 3.7 or Section 3.11(b) (insofar as it refers to the undertakings in Sections 5.1(b)(i), (ii), (iii), (viii), (xiv(B)), (xv) and (xviii) (insofar as it relates to (i), (ii), (iii), (viii), (xiv(B) and (xv)) (the “Core Representations”) or (ii) any claim in respect of any statutory or criminal fine or penalty or interest, or any claim which arises is delayed as a result of fraud, willful misconduct or willful concealment. Liability in respect of the “Core Representations” shall not be limited in time or amount.

(q) The relevant party indemnified under the terms of this Agreement (the “Indemnified Party”) shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined is reasonably likely to give rise to a right of indemnification under this Agreement, within fifteen (15) Business Days of such determination, stating in reasonable detail the amount of the Loss, if known, the method of computation thereof, the nature of and fact, giving rise to such claim for indemnification, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE 8 and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this ARTICLE 8.

(r) If an Indemnified Party shall receive notice of any claim, demand, assessment or matter (each, a “Third Party Claim”) against it which is reasonably likely to give rise to a claim for Loss under this ARTICLE 8, within ten (10) Business Days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE 8 and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this ARTICLE 8. Subject to the Indemnifying Party making available to the Indemnified Party all necessary funds and the Indemnified Party being indemnified to its reasonable satisfaction, the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten (10) Business Days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, subject to the Indemnifying Party making available to the Indemnified Party all necessary funds and the Indemnified Party being indemnified to its reasonable satisfaction, the

Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

Section 8.2 Mutual Release

(a) As of the Closing Date, Purchaser shall, and shall cause the Company and each Company Subsidiary to, voluntarily and unconditionally release and forever discharge Seller and its respective successors, assigns, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, employees, agents and representatives from any and all actions, causes of action, suits, debts, claims and demands of the Company, any Company Subsidiary, Purchaser or their Affiliates, related to the Company, any Company Subsidiary or their subsidiaries or Affiliates, or their businesses (except for rights or obligations arising under this Agreement) that arise out of acts, events, conditions or omissions occurring or existing from the time the Company or any Company Subsidiary (or any predecessor of the Company or any Company Subsidiary) was formed or otherwise organized to and including, with respect to the Company or any Company Subsidiary, the Closing Date.

(b) As of the Closing Date, Seller shall, on behalf of itself and its Affiliates to, release and forever discharge Purchaser, the Company and each Company Subsidiary and their respective successors, assigns and Affiliates, and all of their respective current and former officers, directors, employees, agents and representatives from any and all actions, causes of action, suits, debts, claims and demands of Seller or its Affiliates related to the Company, any Company Subsidiary or their businesses (except for rights or obligations arising under this Agreement) that arise out of acts, events, conditions or omissions occurring or existing from the time the Company or any Company Subsidiary (or any predecessor of the Company or any Company Subsidiary) was formed or otherwise organized to and including, with respect to the Company or any Company Subsidiary, the Closing Date.

Section 8.3 Entire Agreement

This Agreement and the Confidentiality Agreement merge all previous negotiations and agreements between the parties hereto, either oral or written, and constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof.

Section 8.4 Amendments; Waivers

No amendment, modification, or waiver of any provision of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

Section 8.5 Severability

Except as provided in Section 5.10(c), if any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any Person.

Section 8.6 Assignment

The rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties’ successors (including, with respect to the Seller Guarantor the, “surviving company” as such term is referred to in the Agreement and Plan of Merger in connection with the ALLTEL Merger) and permitted assigns. This agreement may not be assigned (by operation of Law or otherwise) without the prior written consent of the parties, provided however that Purchaser shall be entitled to assign and transfer its rights and obligations under this Agreement to the Designated Purchaser or to an Affiliate of Purchaser by written notice to the Seller subject to the terms of the Purchaser guarantee in Section 8.15 and so long as such assignment does not delay Closing.

Section 8.7 Third Parties

Except as expressly set out in Section 8.2, nothing herein is intended to or shall confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.8 Notices

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by fax, overnight courier or electronic mail (provided that communications sent by electronic mail are concurrently sent by fax or overnight courier) in accordance with this Section 8.8 to the following addresses:

If to Purchaser:

eircom Group plc

114 St. Stephen’s Green West

Dublin 2

Ireland

Attention: Peter Lynch

Telecopy: (353 1) 679 7468

with a required copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer

65 Fleet Street

London EC4Y 1HS

United Kingdom

Attention: David Sonter

Telecopy: (44) 20 7832 7001

A&L Goodbody

IFSC

North Wall Quay

Dublin 1

Attention: Paul Carroll

Telecopy: (351 1) 649 2649

If to Seller:

Western Wireless International Holding Corporation

3650 131st Avenue, S.E.

Suite 400

Bellevue, Washington 98006

Attention: Bradley J. Horwitz

Telecopy: (425) 586-8700

with a required copy (which shall not constitute notice) to:

Friedman Kaplan Seiler & Adelman LLP

1633 Broadway, 46th Floor

New York, New York 10019

Attention: Barry A. Adelman

Telecopy: (212) 833-1250

The burden of proving notice when notice is transmitted by fax or electronic mail shall be the responsibility of the party providing such notice.

Section 8.9 Expenses

Each party shall bear its own costs, including the fees and expenses of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the Transactions.

Section 8.10 Dispute Resolution

(a) Save as provided in Section 8.10(d) below, in the event of any dispute, controversy or claim arising out of or in connection with this Agreement (including any Schedule or Exhibit hereto) or the breach, termination or validity of this Agreement, the parties shall use all reasonable best efforts to resolve the matter on an amicable basis. If one party serves formal written notice on the other party or parties that a material dispute, controversy or claim of such a description has arisen and the parties are unable to resolve the dispute within a reasonable period (such period to be reasonable in light of the urgency of the circumstances but not less than five (5) Business Days) the service of such notice, then the dispute, controversy or claim shall be referred to the President of Seller and the Chief Executive Officer of Purchaser. No recourse to arbitration by one party against the other party or parties under this Agreement shall take place unless and until such procedure has been followed.

(b) Save as provided in Section 8.10(d) below, if the President of Seller and the Chief Executive Officer of Purchaser shall have been unable to resolve any dispute, controversy or claim referred to them under Section 8.10(a) within a reasonable period (such period to be reasonable in light of the urgency of the circumstances but not less than five (5) Business Days) from referral to them, that dispute, controversy or claim shall be referred to and finally settled by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with those rules. The place of arbitration shall be Zurich, Switzerland. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

(c) Save as provided in Section 8.10(d) below, the parties hereby waive any rights of application and appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of Ireland, England, Switzerland and the United States) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of the arbitration agreement or an arbitral award and except for actions seeking interim or other provisional relief in aid of arbitration in any court of competent jurisdiction.

(d) In the event of any dispute, controversy or claim arising out of or in connection with the existence (or otherwise) of a Material Adverse Effect in connection with any of the conditions precedent in Section 6.1, Section 6.2(a) or Section 6.2(d) or the termination right described in paragraph 2(b) of Exhibit D (or any matters relating thereto) or the breach, termination or validity of such provisions, the parties agree that the courts of Ireland shall have exclusive jurisdiction in relation to such matters and the law to be applied shall be Irish law and the parties hereby waive any rights of application and appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of the United States, England and Switzerland) to the fullest extent permitted by law.

Section 8.11 Governing Law

Except as set forth in Section 8.10(d), this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without application of principles of conflicts of law.

Section 8.12 Interpretation

As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to,” (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement, (d) when a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated, and (e) the terms defined hereunder shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number and any other gender as the context of this Agreement requires.

Section 8.13 Counterparts

This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

Section 8.14 Seller Guarantee

(a) In consideration of Purchaser entering into this Agreement, Seller Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser as a continuing obligation, the proper and punctual performance by Seller of all Seller’s obligations under or pursuant to ARTICLE 2 and ARTICLE 5 (to the extent such obligations arise on or following Closing) and Section 8.1 hereof this Agreement and the agreements, instruments, certificates and other documents delivered by the Seller in connection with such obligations and the consummation of the Transactions (the “Seller Guaranteed Obligations”).

(b) Seller Guarantor’s liability under this Agreement shall not be discharged or impaired by:

(i) any amendment to or variation of any provision of this Agreement or any provision of any other agreement instrument, certificate or other document containing any Seller Guaranteed Obligation, or any waiver of or departure from the terms thereof, or any assignment of it or any part thereof provided, however, that from and after the date (if any) that Seller Guarantor gives Purchaser notice that Seller has ceased to be a Subsidiary, directly or indirectly, of Seller Guarantor, any such amendment, variation, waiver, departure or assignment shall require the consent of Seller Guarantor;

(ii) any release of, or granting of time or other indulgence to, Seller or any other Person, or the existence or validity of any security taken in relation to any agreement containing any Seller Guaranteed Obligation or any enforcement of or failure to enforce or the release of any such security;

(iii) any winding up, dissolution, reconstruction, arrangement or reorganization, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the Governing Documents or corporate identity or loss of corporate identity by, Seller or by Seller Guarantor (including, with respect to the Seller Guarantor, the “surviving company” as such term is referred to in the Agreement and Plan of Merger in connection with the ALLTEL Merger) or any other Person (or any act taken by Purchaser in relation to any such event); or

(iv) any other act, event or omission whatsoever (whether or not known to the Parties) which would or might (but for this subclause (iv)): (A) operate to impair or discharge Seller Guarantor’s liability under this Section 8.14 or any obligation of Seller or (B) to afford Seller Guarantor or Seller any defense at Law or in equity.

(c) The parties acknowledge and agree that the provisions of this Section 8.14 constitute an integral part of the obligations hereunder and that Purchaser would not have entered into this Agreement absent the provisions of this Section 8.14.

Section 8.15 Purchaser Guarantee

(a) In consideration of Seller entering into this Agreement, Purchaser Guarantor hereby unconditionally and irrevocably guarantees to Seller as a continuing obligation, the proper and punctual performance by Purchaser of all Purchaser’s obligations under or pursuant to this Agreement and the agreements, instruments, certificates and other documents delivered by the Purchaser in connection with such obligations and the consummation of the Transactions (“Purchaser Guaranteed Obligations”).

(b) Purchaser Guarantor’s liability under this Agreement shall not be discharged or impaired by:

(i) any amendment to or variation of any provision of this Agreement or any provision of any other agreement, instrument, certificate or other document containing any Purchaser Guaranteed Obligation, or any waiver of or departure from the terms thereof, or any assignment of it or any part thereof provided, however, that from and after the date (if any) that Purchaser Guarantor gives Purchaser notice that Seller has ceased to be a Subsidiary, directly or indirectly, of Purchaser Guarantor, any such amendment, variation, waiver, departure or assignment shall require the consent of Purchaser Guarantor;

(ii) any release of, or granting of time or other indulgence to, Purchaser or any other Person, or the existence or validity of any security taken in relation to any agreement containing any Purchaser Guaranteed Obligation or any enforcement of or failure to enforce or the release of any such security;

(iii) any winding up, dissolution, reconstruction, arrangement or reorganization, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the Governing Documents or corporate identity or loss of corporate identity by, Purchaser or any other Person (or any act taken by Seller in relation to any such event); or

(iv) any other act, event or omission whatsoever (whether or not known to the Parties) which would or might (but for this subclause (iv)): (A) operate to impair or discharge Purchaser Guarantor’s liability under this Section 8.15 or any obligation of Purchaser or (B) to afford Purchaser Guarantor or Purchaser any defense at Law or in equity.

The parties acknowledge and agree that the provisions of this Section 8.15 constitute an integral part of the obligations hereunder and that Seller would not have entered into this Agreement absent the provisions of this Section 8.15.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EIRCOM LIMITED

By
Name:
Title:

EIRCOM GROUP PLC

By
Name:
Title:

WESTERN WIRELESS INTERNATIONAL HOLDING CORPORATION

By
Name:
Title:

WESTERN WIRELESS CORPORATION

By
Name:
Title:

Schedule

Disclosure Schedule

Exhibit A Form of Assignment Agreement

Exhibit B Form of Purchaser Press Release

Exhibit C Closing Deliverables

1.	Certificates evidencing the Company Shares in accordance with ARTICLE 2

2.	All documents evidencing the Company Conversion

3.	Executed Assignment Agreement

4.	Director’s releases (save in relation to D&O insurance and any indemnification) and resignation letters from directors and officers of the Company and directors and officers of the Company Subsidiaries who are also directors and officers of the Company

5.	Stock certificates and all books and records of the Company and the Company Subsidiaries

6.	Evidence of termination of all powers of attorney (including over bank accounts) entered into by the Company or by other Company Subsidiaries

7.	Secretary Certificate as to charter documents and Transaction-related resolutions at the Company level

8.	Good standing certificates of the Company and (if applicable) the Company Subsidiaries not less than five (5) Business Days prior to Closing

9.	Other documents as may be reasonably required by Purchaser to convey the Company Shares to Purchaser

Exhibit D Additional License Arrangements

1.	Mindful of their continuing duties and intention to comply strictly with their obligations under applicable Law and solely to ensure that there is agreement between the parties as to the potential financial and other implications for the proposed Transactions, the parties acknowledge and agree that:

(a)	bids by interested parties (including by the Company or one of the Company Subsidiaries and by Purchaser or a member of the Group) for grant of any additional License (and the award by ComReg of any additional License) may occur prior to the Closing;

(b)	each of the Purchaser (and the members of its Group) and the Company (or the Company Subsidiaries) shall have complete discretion over, and will not discuss with each other, whether or not they propose to submit or actually submit bids for any additional License and the terms and contents of their bids (if any) or any information in connection therewith;

(c)	nothing in this Agreement shall in any way be construed as requiring (i) Seller, the Company or any Company Subsidiary to disclose to Purchaser (or any other Person) whether or not any bid is proposed to be, will be or has been made, or the terms or contents of any bid (or any information in connection therewith), except as provided in paragraph 0 below or (ii) Purchaser to disclose to Seller, the Company or the Company Subsidiaries (or any other Person) whether or not any bid is proposed to be, will be or has been made, or the terms or contents of any bid (or any information in connection therewith) or (iii) that the submission or terms or contents of any bid (or any matter in connection therewith, including its financing) be consented to by the other (including pursuant to the pre-Closing undertakings in Section 5.1).

2.	The following provisions shall apply in circumstances where an additional License is awarded to the Company or any Company Subsidiary (or any new Subsidiary of the Company incorporated for the purpose of its bid (a “Newco”)) prior to the Closing:

(a)	At the Closing, Purchaser shall cause the Company or any Company Subsidiary or Newco to repay the License Intercompany Indebtedness in accordance with Section 5.8(c).

(b)	Purchaser shall be entitled to terminate this Agreement pursuant to this Exhibit D at any time prior to Closing if, and only if, the difference between:

(i)

the price, terms and other obligations offered or assumed by the Company and/or any Company Subsidiary and/or any Newco pursuant to the Company’s License Bid (if any), (other than the price, terms and other obligations offered to be assumed to satisfy the specific requirements of the tender rules issued by ComReg in relation to award of any additional License (including, without limitation, the License Fee and costs or expenses incurred, or committed to be incurred, to meet build-out obligations to satisfy minimum coverage requirements and any other obligations under such tender rules) (collectively the “Bid Requirements”)); and

(ii)	the price, terms and other obligations offered or offered to be assumed in the Purchaser’s Licence Bid (if any) (other than the price, terms and other than those required to satisfy the Bid Requirements), would have, or is reasonably expected to have, a Material Adverse Effect on the Company; provided however that if no Purchaser’s Licence Bid is submitted by Purchaser or any member of its Group, then Purchaser shall be entitled to terminate this Agreement pursuant to this Exhibit D at any time prior to Closing if, and only if, the price, terms and other obligations offered to be assumed by the Company and/or any Company Subsidiary and/or any Newco pursuant to the Company’s License Bid (other than the price, terms and other than those required to satisfy the Bid Requirements) would have, or is reasonably expected to have, a Material Adverse Effect on the Company.

For the avoidance of doubt, if any additional License is not awarded to the Company or any Company Subsidiary or Newco prior to the Closing then Purchaser shall be obliged to close the Transactions if the conditions to Closing set forth in ARTICLE 6 have been satisfied in accordance with their terms and this Agreement has not been terminated pursuant to ARTICLE 7, and, in such case, (i) the Company License Bid shall remain with the Company and Purchaser shall be free to act in its sole discretion with respect to the bid and (ii) as between the parties, it is agreed that Seller shall have no further rights or obligations pursuant to the Company License Bid or any additional License.

3.	To enable Purchaser to confirm the amount of any Licence Intercompany Indebtedness and/or whether or not it is entitled to terminate this Agreement in accordance with paragraph 2(b) above, the parties agree that promptly following grant by ComReg of the License to the Company or a Company Subsidiary or the Newco:

(a)	subject to compliance with applicable Law, Seller shall cause the Company and the Company Subsidiaries and any Newco to provide Purchaser with a copy of the Company’s License Bid and the License;

(b)

if the Independent Firm (as defined below) so requests and subject to compliance with all applicable Law, Seller shall provide a copy of the Company’s License Bid and the License (together with information concerning the assets, liabilities, results, business operations or financial condition of the Company and/or the Company Subsidiaries and/or Newco in connection therewith that may reasonably be requested by the Independent Firm solely for the purpose of confirming the amount of the License Intercompany Indebtedness and/or whether or not the Purchaser is entitled to terminate this Agreement in accordance with paragraph 2(b) above (the “Specific Information”)) to such investment bank of international standing as shall be agreed by Purchaser and Seller or, failing agreement within five (5) Business Days of written notice from either, appointed by the President for the time being of the Institute of Chartered Accountants in Ireland on application of either Seller or Purchaser (the “Independent Firm”)) together with all information that Seller has provided to Purchaser (if any) in accordance with paragraph (a) above and any other information that the Independent Firm may reasonably request in connection with its determination;

(c)	the Independent Firm shall review the Specific Information (together with any other relevant information) and determine as soon as reasonably practicable (without disclosure of any of the Specific Information to Purchaser or any other Person except as may be permitted in accordance with applicable Law and this Exhibit D) the amount of the License Intercompany Indebtedness (if any) and whether or not Purchaser is entitled to terminate this Agreement in accordance with paragraph 2(b) above, provided however that the decision whether or not to terminate this Agreement (if it is found to be terminable by the Independent Firm in accordance with paragraph 2(b) above) shall be at the sole discretion of Purchaser;

(d)	Purchaser and Seller shall use all reasonable endeavours to agree with the Independent Firm the precise terms of engagement, subject to applicable Law, to apply to its role as described in paragraph (c) above as soon as reasonably practicable following appointment of the Independent Firm. In addition to any terms of reference that may be required by any Governmental Entity or applicable Law, the following general terms of engagement and procedure shall apply in any event:

(i)	the Independent Firm shall determine (in accordance with Irish law and using its own legal advice as appropriate) any question of the legal construction of this Agreement in connection with its role as described in paragraph (c) above but only insofar as it is relevant to the determination referred to above;

(ii)	the Independent Firm shall keep strictly confidential the Specific Information and not provide any such Specific Information to Purchaser or any other third party except as may be permitted in accordance with applicable Law and this Exhibit D;

(iii)	the Independent Firm shall act as an expert (and not as an arbitrator) in making its determination and any such determination (including any determination of any fact and the legal construction of any provision of this Agreement which it has found it necessary to determine for the purposes of its determination) shall be final and binding on the parties;

(iv)	without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Firm’s determination, including any determination as to the facts or interpretation of this Agreement; and

(v)	the fees and expenses of the Independent Firm shall be shared equally between Seller and Purchaser, or in such other proportions as the Independent Firm shall determine; and

(e)	the Independent Firm shall make its determination as required by paragraph (c) above based upon Irish Law and shall make such determination in accordance with the provisions of this Exhibit D or as otherwise agreed by Seller and Purchaser pursuant to the terms of engagement.

4. Definitions

“Company’s License Bid” means any bid that may or may not be submitted by one or more of the Company or the Company’s Subsidiaries (or Newco) to acquire any additional License.

“Independent Firm” has the meaning set forth in paragraph 3(b).

“Information Memorandum” means Document 05/41: Information Memorandum on License to provide 3G services in Ireland issued by ComReg on 16 June 2005.

“License” means the license that may be issued by ComReg in accordance with the Information Memorandum.

“License Intercompany Indebtedness” means, if the Company or any of the Company’s Subsidiaries or Newco have been awarded any additional License and paid the License Fee prior to the Closing, the Intercompany Indebtedness in an amount equal to the License Fee incurred by the Company or the Company Subsidiaries or Newco for the sole purpose of paying the License Fee to ComReg.

“License Fee” means any license fee(s) payable to ComReg in connection with the award of any additional License.

“Newco” has the meaning set forth in paragraph 2.

“Purchaser’s License Bid” means any bid that may or may not be submitted by the Purchaser (or a member of the Group) to acquire any additional License.

Exhibit E

Company Conversion Documents

Exhibit F

Form of Seller Press Release

Exhibit G

Seller’s Knowledge List

R Haulbrook

C Whelan

A Kelly

L Hamilton

B O’Brien

T Stewart-Lord

J McMahon

C Carmody

L Smith